Exhibit 2.1

ASSET PURCHASE AGREEMENT

DATED AS OF DECEMBER 30, 2021

BY AND AMONG

INTEVAC PHOTONICS, INC.,

INTEVAC, INC.,

AND

EOTECH, LLC

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 30, 2021 is made by and among INTEVAC PHOTONICS, INC., a Delaware corporation (“Seller”), INTEVAC, INC., a Delaware corporation (“Shareholder”) and EOTECH, LLC, a Michigan limited liability company (“Buyer”).

Seller is engaged in the design and manufacture of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry (the “Business”).

Shareholder owns all of the issued and outstanding shares of capital stock of Seller.

Seller desires to sell and Buyer desires to purchase substantially all of the assets used by Seller in the operation of the Business and to assume certain liabilities and obligations in connection therewith, upon the terms and subject to the conditions set forth herein.

The parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement the following terms shall have the following respective meanings:

“Accounts Payable” shall mean all of Seller’s trade accounts payable (including all trade accounts payable with respect to goods and services received by Seller but for which invoices have not yet been received by Seller) that remain unpaid, arise from the conduct of the Business and relate to the period prior to the Closing Date.

“Accounts Receivable” shall mean all of Seller’s trade and other accounts receivable that remain unpaid arise from the conduct of the Business and relate to the period prior to the Closing Date.

“Action” shall mean any action, suit, arbitration, notice, inquiry, charge, complaint, claim, demand, hearing, proceeding or investigation by or before any Governmental Authority.

“Affiliate” (and, with a correlative meaning, “Affiliated”) shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the preamble.

“Ancillary Agreements” shall mean, collectively, any agreements, certificates or other documents delivered at or prior to the Closing in connection with the transactions contemplated by this Agreement and shall include the Transition Services Agreement and the Assignment of Lease.

“Assignment of Lease” shall mean that certain Lease Assignment Agreement to be delivered at or prior to Closing by and between Shareholder, as assignor, and Buyer, as assignee, in the form of Exhibit C attached hereto with respect to the Assumed Leases and the Transferred Premises.

“Assumed Contracts” shall have the meaning set forth in Section 2.1(e).

“Assumed Leases” shall mean (i) that certain Lease dated March 20, 2014 (the “Building 3 Lease”) between HGIT Bassett Campus LP (“Landlord”), successor-in-interest to M West Propco X, LLC, as landlord, and Shareholder, as tenant, regarding certain “Premises” described therein commonly known as 3548 Bassett Street, Santa Clara, California (the “Building 3 Premises”) and (ii) that certain Lease dated March 20, 2014 (the “Building 1 & 2 Lease”) between Landlord and Shareholder with respect to the portion of the “Premises” described therein consisting of the building commonly known as 3580 Bassett Street, Santa Clara, California (the “Building 1 Premises”). For avoidance of doubt, the term “Assumed Leases” does not include the Building 1 & 2 Lease as to the portion of the “Premises” described therein consisting of the building commonly known as 3560 Bassett Street, Santa Clara, California (the “Building 2 Premises”) or the Outside Area, as defined in the Building 1 & 2 Lease.

“Assumed Liabilities” shall have the meaning set forth in Section 2.10.

“Books and Records” shall mean all of Seller’s books, records, ledgers, files, databases, correspondence, documents, advertising and promotional materials, studies, reports, lists of customers, prospects, vendors and distributors, and other information or materials, whether printed or in electronic form, primarily relating to the Purchased Assets and the operations of the Business as of the Closing.

“Business” shall have the meaning set forth in the first recital.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Detroit, Michigan are closed.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 6.3.

“Buyer Plans” shall have the meaning set forth in Section 5.2.

“Cash” shall mean all cash, time deposits, certificates of deposit, marketable securities, short-term investments and other cash equivalents of Seller.

“Claim Notice” shall have the meaning set forth in Section 6.5.

“Claimed Amount” shall have the meaning set forth in Section 6.5.

“Closing” shall have the meaning set forth in Section 2.5.

“Closing Date” shall have the meaning set forth in Section 2.5.

“Closing Net Working Capital” shall have the meaning set forth in Section 2.8(a).

“Closing Net Working Capital Statement” shall have the meaning set forth in Section 2.8(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Contracts” shall mean all contracts, agreements, commitments, leases, subleases, licenses, sublicenses and similar arrangements of Seller, whether written or binding oral, and all rights thereunder, primarily arising from the conduct of the Business (including the contracts set forth on Schedule 3.16).

“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, any delays or deficiencies in the development, distribution, implementation or efficacy of any vaccines or clinical treatments therefor, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means reasonable actions taken (or not taken) in good faith by Seller or any of its Subsidiaries (i) in response to COVID-19 to protect the health and safety of Seller and Shareholder and its Subsidiaries’ employees and other individuals having dealings with Seller, Shareholder or any of its Subsidiaries, (ii) in response to business disruptions caused by COVID-19, or (iii) pursuant to any Law, directive, pronouncement or guideline issued by a Governmental Authority, the World Health Organization or industry group providing for restrictions that relate to, or arise out of, COVID-19 (including any shelter in place, stay at home or similar orders or guidelines).

“Designated Employee” shall mean those Business Employees and other employees of Seller or Shareholder, in each case, listed on Schedule 5.2(a) (including individuals identified between the date of this Agreement and the Closing Date and added to Schedule 5.2(a) as “Designated Employees”).

“Double Trigger Severance Obligation” shall have the meaning set forth in Section 2.11.

“Employee Benefit Plans” shall have the meaning set forth in Section 3.14.

“Environmental, Health, and Safety Laws” shall mean all applicable Laws concerning pollution or protection of the environment, public or employee health and safety (as it relates to exposure to Hazardous Substances), including Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, petroleum or petroleum-based materials or wastes, or Hazardous Substances, or toxic substances or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or Hazardous Substances, or toxic materials or wastes. Without limiting the generality of the foregoing, such Environmental, Health, and Safety Laws include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Resource Conservation and Recovery Act of 1976, each as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity that is considered a single employer with Seller under Section 414(b), (c), (m) or (o) of the Code.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Contracts” shall have the meaning set forth in Section 2.2(b).

“Excluded Liabilities” shall have the meaning set forth in Section 2.11.

“Final Closing Net Working Capital” shall have the meaning set forth in Section 2.8(d).

“Final Purchase Price” shall have the meaning set forth in Section 2.8(e).

“Financial Statements” shall have the meaning set forth in Section 3.5.

“Fiscal Year” means the 12-month accounting period of Buyer, ending on December 31, of a given year.

“Fraud” means a Person’s knowing and intentional common law fraud under the Laws of the State of Delaware, as determined by a court of competent jurisdiction, in the making of the representations and warranties contained in Article III and Article IV, and shall require an affirmative showing of, inter alia, (i) actual (as opposed to constructive) knowledge of such Person of a misrepresentation set forth in Article III and Article IV (each, as modified by applicable sections or the subsections of the schedules delivered pursuant to his Agreement ), as the case may be, (ii) the express intention of such Person that the counterparty rely on such misrepresentation and (iii) such counterparty’s actual reliance thereon to its detriment. “Fraud” does not and shall not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“GAAP” shall mean United States generally accepted accounting principles.

“Government Bid” shall mean any offer, quotation, bid or proposal made by Seller to any Governmental Authority or any prime contractor which is outstanding as of the date of this Agreement and, if accepted or awarded, would result in a Government Contract.

“Government Contract” shall mean (a) any Contract including an individual task order, delivery order, purchase order or blanket purchase agreement between Seller, on the one hand, and any Governmental Authority, on the other hand or (b) any subcontract, teaming agreement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract or other arrangement by which (i) Seller has agreed to provide goods or services to a prime contractor, to any Governmental Authority or to a higher-tier subcontractor or (ii) a subcontractor, vendor, distributor or other Affiliate has agreed to provide goods or services to Seller, where, in either event, such subcontract, teaming agreement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract or other arrangement specifically identifies that such goods or services are specifically intended for delivery to a Governmental Authority. For purposes hereof, a task, purchase, delivery, change or work order under a Government Contract will not constitute a separate Government Contract but will be part of the Government Contract to which it relates.

“Governmental Authority” shall mean any domestic or foreign national, state, provincial, multi-state, multinational or municipal or other local government, any subdivision, agency, commission, department, instrumentality, board, bureau, body or authority thereof, any self-regulated organization or other non-governmental regulatory or administrative authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Substances” shall mean any substances, compounds, mixtures, wastes or materials that are defined to be, that are regulated as, that are listed as or that (because of their toxicity, concentration or quantity) have characteristics which are hazardous or toxic under any of the Environmental, Health and Safety Laws or under any other statute, ordinance, rule or regulation in effect at the locations at which the Business is conducted. Without limiting the generality of the foregoing, Hazardous Substances includes: (a) any article or mixture that contains a Hazardous Substance; (b) petroleum or petroleum products; (c) any substance the presence of which requires reporting, investigation, removal or remediation under any Environmental, Health and Safety Laws; (d) polychlorinated biphenyls; (e) asbestos containing materials; and (f) urea formaldehyde.

“Health and Safety Laws” shall have the meaning set forth in Section 3.18(b)(v).

“Hired Employee” shall have the meaning set forth in Section 5.2(a).

“Immigration Act” shall have the meaning set forth in Section 3.13(c).

“Indemnified Party” shall have the meaning set forth in Section 6.4.

“Indemnifying Party” shall have the meaning set forth in Section 6.5.

“Infrastructure Assets” shall mean (i) email systems; (ii) telephone and communication systems; (iii) human resource, accounting, payroll and other enterprise systems; (iv) personal productivity assets, including personal computers and wireless devices, to the extent not issued to a Hired Employee; and (v) any assets the benefit or use of which are provided to Buyer under the Transition Services Agreement.

“Initial Purchase Price” shall mean $70,000,000.

“Intellectual Property” shall mean all common law or statutory rights arising out of or associated the following in any jurisdiction throughout the world: (a) patents, patent applications, and patent disclosures, utility models, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof (“Patents”), (b) all trademarks, service marks, trade dress, logos, trade names, brand names and other designations of origin (“Marks”), (c) Internet domain names, web addresses, social media usernames, handles and similar identifiers, (“Internet Properties”), (d) all copyrights and equivalent rights in Software and other works of authorship, and all applications, registrations, and renewals in connection therewith, (e) all mask work rights and all applications, registrations, and renewals in connection therewith, (f) all rights to trade secrets and confidential business information that derives independent economic value, whether actual or potential, from not being known to other persons, and (g) other similar or equivalent intellectual property rights anywhere in the world.

“Inventories” shall mean all inventory, including raw materials, components, work-in-progress, finished products, tooling, stores, stock, supplies, packaging and spare parts exclusively or primarily used or held for use by Seller in connection with the Business and existing as of the Closing, whether on hand or in transit.

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” shall mean all Software, computer systems, servers, hardware, network equipment, databases, websites, and other information technology systems of whatever type or kind that are used to process, store, maintain and operate data, information, and functions that are owned, leased or licensed by or to Seller and are primarily used or held for use in connection with the Business but shall exclude any Infrastructure Assets.

“Law” shall mean any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 3.8(a).

“Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which Seller uses and occupies any Leased Real Property.

“Liability” shall mean any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licenses” shall mean all licenses, permits, authorizations, approvals, franchises, orders, registrations, accreditations, certificates, variances and similar rights from or issued by any Governmental Authority.

“Lien” shall mean any security interest, pledge, mortgage, lien, charge or other encumbrance, including any Tax lien.

“Losses” shall mean any loss, cost, Liability, damage, penalty, fine, demand, claim, action, or cause of action, judgment, award, assessment, settlement or expense (including interest, penalties, reasonable and documented attorneys’ fees and expenses, and court costs), and reasonable amounts paid in the investigation, defense or settlement of any of the foregoing.

“Material Adverse Effect” or “Material Adverse Change” shall mean any effect, change, event, or development (each, an “Effect”) that would reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise), operations of the Business, taken as a whole; provided, however, that no such Effect (by itself or when aggregated or taken together with any and all other such Effects) directly or indirectly resulting from, attributable to or arising out of any of the following will be deemed to be or constitute a “Material Adverse Effect,” and no such Effect (by itself or when aggregated or taken together with any and all other such Effects) directly or indirectly resulting from, attributable to or arising out of any of the following will be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur:

(i) general economic conditions (or changes in such conditions);

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or anywhere in the world;

(iii) conditions (or changes in such conditions) in the industries in which the Business operates;

(iv) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events;

(vi) epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including responses thereto (including the COVID-19 Measures) including in each case any quarantine restrictions (including any shelter in place, stay at home or similar orders or guidelines), or any escalation or worsening of any of the foregoing, or any action, Law, pronouncement or guideline taken or promulgated by any Governmental Authority, the World Health Organization or industry group in response to any of the foregoing (including COVID-19 Measures);

(vii) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(viii) the execution and delivery of this Agreement or any Ancillary Agreement, the consummation of the transactions hereby or thereby, or the process leading to the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, or the announcement or other leak or disclosure of any of the forgoing, including (1) departures of officers or employees, or (2) changes in relationships with customers or suppliers (including Governmental Authority customers) or other business relations, in each case of clauses (1) and (2), to the extent resulting from execution and delivery of this Agreement or the pendency or the consummation of the transactions contemplated hereby, or the public announcement or other leak or disclosure of this Agreement or the transactions contemplated by this Agreement; provided, however, that this clause (viii) shall not apply to any breach of Section 3.1, Section 3.2 or any other representation and warranty in this Agreement the subject matter of which is the effect of the transactions contemplated by this Agreement or, due to any such breach;

(ix) any change in the price or trading volume of shares of common stock or any other publicly traded securities of Shareholder or any of its Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred or would reasonably expected to exist or occur), or any reduction in the credit rating of Shareholder or any of its Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred or would reasonably expected to exist or occur);

(x) (A) any action taken or failure to take action, in each case, by Seller or any of its Affiliates, or to which Buyer has approved, consented to or requested; (B) the compliance with the terms of, or the taking of any action required by, this Agreement; or (C) the failure to take any action prohibited by this Agreement;

(xi) any failure, in and of itself, by Seller, Shareholder and its Subsidiaries to meet any internal or external budgets, plans or forecasts of the revenues, earnings or other financial performance or results of operations of the Business (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred or would reasonably expected to occur);

(xii) any cyber-terrorism or internet- or cyber-attack; and

(xiii) any computer hacking, data breaches, ransom-ware affecting or impacting, or outage of or termination by a web hosting platform providing service to, Seller, Shareholder or any of its Subsidiaries or the Business;

except, in the cases of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (xii), and (xiii) to the extent such changes or conditions disproportionately affect the Business, Seller, Shareholder or any of its Subsidiaries as compared to other Persons engaged in the same industry, only such incremental disproportionate effect may be taken into account (and then only to the extent such incremental material and disproportionate effect is not excluded by the other exceptions in this definition).

“Most Recent Financial Statements” shall have the meaning set forth in Section 3.5.

“Most Recent Fiscal Quarter End” shall have the meaning set forth in Section 3.5.

“Most Recent Fiscal Year End” shall have the meaning set forth in Section 3.5.

“Mutual Contract Liabilities” means all costs, fees and other Liabilities, of Seller, Shareholder, and/or any of their respective Affiliates arising out of, under or in connection with the employment of the Mutual Contracts Employees during the period from the Closing through and including the twelve (12) month anniversary of the Closing (or, such shorter period (i) a Mutual Contracts Employee is employed by Seller, Shareholder, and/or any of their respective Affiliates, (ii) until the Mutual Contracts have been fully performed, or (iii) until Buyer no longer requires Mutual Contracts Employees for the performance of the Mutual Contracts) and related to the performance of the Mutual Contracts. For the avoidance of doubt, such Mutual Contracts Liabilities include but are not limited to salaries, bonuses, vacation or PTO for such period (including the payout for any such vacation or PTO in connection with the termination of employment of such Mutual Contracts Employee only to the extent accrued during such period), benefits and costs related thereto, workers’ compensation premiums, payroll Taxes and other Taxes borne by Seller, Shareholder, and/or any of their respective Affiliates, materials and third party costs and expenses related to such employment and work on the Mutual Contracts, reimbursement for any required business travel and incidentals during any such business travel.

“Mutual Contracts” means that (i) certain Contract W911NF-15-D-0018 dated September 30, 2015, as amended, between Seller and the United States Army ACC-APG-RTP W911NF, (ii) certain Order for Supplies or Services W909MY20F3001 between the Company and W909MY – Army Contracting CMD – APG dated December 10, 2019, including Amendment of Solicitation / Modification of Contracts dated December 19, 2019, February 4, 2020, February 6, 2020, February 10, 2020, February 18, 2020, March 20, 2020, May 6, 2020, July 23, 2020, September 15, 2020, October 6, 2020, March 16, 2021, March 31, 2021, September 2, 2021, and October 12, 2021, Performance Work Statement, Contract Security Classification Specification, Assertion of Data Restrictions, and Contract Data Requirements List and (iii) certain Contract FA9451-21-C-0029 dated March 17, 2021, as amended, between Seller and the Air Force Research Laboratory.

“Mutual Contracts Employee” means each individual listed on Schedule 2.10(c) while they remain employed by Seller, Shareholder, and/or any of their respective Affiliates primarily for the purpose of work on the Mutual Contracts or any individual employed by Seller, Shareholder, and/or any of their respective Affiliates primarily for the purpose of work on the Mutual Contracts while they remain employed by Seller, Shareholder, and/or any of their respective Affiliates primarily for such purpose.

“Net Working Capital” shall mean the book value of the current assets of Seller that comprise a part of the Purchased Assets and consist of (i) the Net Accounts Receivable plus; (ii) Total Net Inventory plus; (iii) Prepaid Property Tax plus; (iv) Other Prepaids, less the book value of the current liabilities of Seller that comprise a part of the Assumed Liabilities and consist of (i) Accounts Payable plus; (ii) Total Warranty and Retrofit Provisions plus; (iii) other Accrued Expenses, in each case as determined in accordance with GAAP, consistently applied.

“Neutral Auditors” shall have the meaning set forth in Section 2.8(d).

“Open Source Software” shall mean any Software that is subject to, distributed, transmitted, licensed or otherwise made available under any version of any of the following licenses: GNU General Public License, GNU Library or “Lesser” Public License, BSD license, MIT license, Mozilla Public License, IBM Public License, Apache Software License, Sun Industry Standards Source License, Intel Open Source License, Apple Public Source License, or any substantially similar license, or any license that has been approved by the Open Source Initiative.

“Ordinary Course of Business” shall mean an action taken by a Person that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; provided, that any action taken, or omitted to be taken, in good faith and any adjustments and modifications thereto taken in response to or as a result of COVID-19 or any COVID-19 Measures will be deemed to be in the “Ordinary Course of Business.”

“Permitted Liens” shall mean any Liens (i) for utilities and Taxes that are not yet delinquent or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established; (ii) to secure landlords, lessors or renters under any leased Real Property; (iii) in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies or other similar items for amounts not yet delinquent; (iv) encumbrances, zoning restrictions, covenants, conditions and restrictions of record imposed on the underlying fee interest in Real Property; and (v) Liens that will be released on or prior to the Closing.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such Person.

“Personal Property” shall mean all of the tangible personal property of Seller used or held for use by Seller exclusively in the conduct of the Business, whether or not reflected in the Financial Statements, including all machinery, furniture, fixtures, equipment, computer hardware, vehicles, tools, dies, construction in progress, and repair and replacement parts.

“Prepaid Items” shall mean all of the prepaid expenses and deposits that primarily relate to the Business.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Real Property” shall mean the Leased Real Property.

“Refund Items” shall mean all refunds, claims, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment that primarily relate to the Business; provided that Refund Items shall not include any refunds or rights to refunds of Taxes paid or payable by Seller or Shareholder.

“Resolution Period” shall have the meaning set forth in Section 2.8(c).

“Returns” shall mean all returns, reports, statements, notices, forms or other documents or information required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“R&W Policy” shall mean the representation and warranty insurance policies issued by the primary and excess insurers in the aggregate amount of $7,000,000 in the form of Exhibit A.

“Seller” shall have the meaning set forth in the preamble.

“Seller’s or Shareholder’s knowledge,” “knowledge of Seller or Shareholder” and words of similar import shall mean the knowledge of Wendell Blonigan, James Moniz and Timothy Justyn, of a fact or matter to the extent that any of such individuals (a) had at any time knowledge of a fact or matter; or (b) could be expected to discover or otherwise become aware of that fact or matter in the course of making a reasonable inquiry of such Person’s direct reports having responsibility for such fact or matter.

“Seller Indemnified Parties” shall have the meaning set forth in Section 6.2.

“Shareholder” shall have the meaning set forth in the preamble.

“Software” shall mean any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries; or (ii) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Target Net Working Capital” shall mean $9,000,000.

“Tax” or “Taxes” shall mean all taxes, charges, fees, levies or like other assessments (whether U.S. federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including single business, gross receipts, profits, premium, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, unemployment, excise, windfall profits, license, occupation or real or personal property taxes, together with any interest, penalties or additions to tax resulting from, attributable to, or incurred in connection with any such taxes or any contest or dispute thereof.

“Taxing Authority” shall mean any taxing authority of any Governmental Authority.

“Technology” shall mean algorithms, APIs, data collections, diagrams, formulae, inventions (whether or not patentable), improvements, modifications, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, confidential information, proprietary information, protocols, schematics, specifications, product designs, roadmaps, marketing strategies, Software, subroutines, techniques, user interfaces, URLs, web sites, social media accounts, systems, tools, databases, concepts, data (including technical data and data relating to individual natural persons and devices), coding, images, designs, documentation, books (including lab books), records, works of authorship (including written, audio and visual materials) and all other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).

“Third-Party Claim” shall have the meaning set forth in Section 6.4.

“Transferred Intellectual Property” shall mean, collectively, the Transferred IP Rights and Transferred Technology.

“Transferred IP Rights” shall mean (i) the Patents listed on Schedule XX, (ii) the Marks listed on Schedule YY, (iii) the Internet Properties listed on Schedule ZZ, and (iv) all other Intellectual Property that is owned by Seller and/or is exclusively used or held for use in the operation of the Business.

“Transferred Premises” shall mean, collectively, the Building 3 Premises and the Building 1 Premises.

“Transferred Technology” shall mean the Technology for which Seller owns the underlying Intellectual Property and/or which is exclusively used in or held for use in the Business.

“Transition Services Agreement” shall mean the Transition Services Agreement between Seller, Shareholder and Buyer in substantially the form attached as Exhibit B to be executed and delivered at the Closing.

“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

SALE OF ASSETS; CLOSING

Section 2.1 Purchase and Sale.

On and subject to the terms of this Agreement, at the Closing, Seller shall sell, convey transfer, assign and deliver to Buyer and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to all of the assets owned by or leased or licensed to Seller and primarily used or held for use by Seller in the conduct of the Business, whether real, personal or mixed, tangible or intangible, and wheresoever situated, whether or not reflected on Seller’s books and records or the Financial Statements, excepting only the Excluded Assets (collectively, the “Purchased Assets”). Without limiting the generality of the foregoing, the Purchased Assets shall include all of Seller’s right, title and interest in, to and under:

(a) the Personal Property including those items listed on Schedule 2.1(a);

(b) the Inventories;

(c) the Accounts Receivable;

(d) the Contracts (except for the Excluded Contracts), including the Assumed Leases and those Contracts listed on Schedule 2.1(d) (collectively, the “Assumed Contracts”);

(e) the Licenses;

(f) the Transferred Intellectual Property, including the right to claim priority, file, register, prosecute, maintain or record any Intellectual Property included in the Transferred Intellectual Property and all rights to seek and recover damages (including past damages) for infringement of any of the foregoing and the goodwill appurtenant to any Marks included in the foregoing;

(g) the Books and Records;

(h) the Prepaid Items;

(i) the Refund Items;

(j) all warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k) the rights and benefits in and to all Government Contracts entered into by Seller and primarily related to the Business, including the Government Contracts set forth on Schedule 3.18(a)(i);

(l) the rights and benefits in and to all Government Bids entered into by Seller primarily related to the Business that, if accepted, would lead to an Government Contract, including the Government Bids set forth on Schedule 3.18(a)(ii); and

(m) all goodwill and the going concern value of the Business.

Section 2.2 Excluded Assets.

Notwithstanding anything herein to the contrary, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) all Cash;

(b) the Contracts that are not Assumed Contracts (the “Excluded Contracts”);

(c) all Employee Benefit Plans of Seller;

(d) the corporate seals, organizational documents, minute books, Returns, books of account or other records having to do with the organization of Seller;

(e) Seller’s rights under or pursuant to this Agreement or any other Ancillary Agreement to which Seller is a party;

(f) all bank accounts of Seller;

(g) all prepaid items relating to the Excluded Liabilities;

(h) all refunds in respect of Taxes paid by Seller other than the Refund Items;

(i) any interests in real property other than the Assumed Leases;

(j) all records, documents, lists and files, whether in hard copy, electronic form or otherwise, relating primarily to any of the foregoing Excluded Assets or any of the Excluded Liabilities;

(k) Seller’s corporate charter documents, minute books, stockholder records, stock transfer records, similar corporate records and corporate seal;

(l) such records as relate to the negotiation and consummation of the transactions provided for in this Agreement and all records prepared in connection with the sale of the Business;

(m) to the extent related to the pre-Closing period, all insurance policies relating to the Purchased Assets, any refunds paid or payable in connection with the cancellation or discontinuance of any such insurance policies, and any claims made under any such insurance policies;

(n) to the extent related to the pre-Closing period, claims arising under insurance policies or based on pending, or threatened litigation, including all rights to indemnification for expenses and attorney’s fees in connection therewith, and all rights to assert claims that Seller ever had, now has or in the future may have, whether known or unknown, relating in any way to the purchase or procurement of any goods, services or products (in each case, other than any Inventory) by, or on behalf of, the Business, in either case, at any time up until the Closing, along with any and all recoveries by settlement, judgment or otherwise in connection with any such claims;

(o) all refunds and rights to refunds of Taxes paid or payable by Seller;

(p) the Infrastructure Assets; and

(q) the specific items, whether or not used primarily in the conduct of the Business, identified on Schedule 2.2(q) hereof.

Section 2.3 Non-Transferability of Certain Contracts or Licenses.

(a) Nothing in this Agreement shall be construed as an attempt to assign any Contract or License included in the Purchased Assets which is by its terms or law nonassignable without the consent of the other party or parties thereto (collectively, the “Non-Assignable Assets”), unless such consent shall have been given or as to which all the remedies for the enforcement thereof enjoyed by Seller would, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. Buyer and Seller shall, following the Closing (for up to twelve (12) months), use commercially reasonable efforts (which shall not be construed to require the payment (except as set forth in Section 2.3(b)) of any amount or assumption of any Liability by Seller or Shareholder) to obtain the consent of any third party to the assignment to Buyer of any Contract or License for which such consent is required and cooperate with each other to obtain any such required consent or authorization required under any Contract or License. In the event (a) a Contract or License either does not permit or expressly prohibits the assignment by Seller of its rights and obligations thereunder, or (b) Seller has not obtained the necessary consents to assignment from all parties to any Contract or License prior to the Closing, or (c) direct assumption of any Contract or License is not practical, Buyer shall fulfill such Contract or License and shall assume the obligations and liabilities of such Contract or License accruing after the Closing for and on behalf of Seller but for the account of Buyer and Seller shall cooperate with Buyer in any reasonable arrangements designed to provide for Buyer the benefits under such Contracts or Licenses accruing after the Closing including the enforcement for the benefit and at the expense of Buyer of any rights comparable to the rights previously enjoyed by Seller in connection with such Contracts or Licenses. Buyer will indemnify and hold harmless Seller, Shareholder and its Subsidiaries from and against any and all Losses actually incurred by Seller, Shareholder or its Subsidiaries (i) as a result of any actions taken or any required actions omitted to be taken by Buyer after the Closing Date as subcontractor, representative or obligor with respect to any Non-Assignable Asset or the non-compliance by Buyer on or following the Closing Date with any Laws applicable to any such Non-Assignable Asset; or (ii) if Buyer is permitted by applicable Law and the terms of a Non-Assignable Asset to perform the covenants and obligations of Seller thereunder in Seller’s stead, for any Losses otherwise relating to such Non-Assignable Asset, in the case of each of clauses (i) and (ii), other than any Losses resulting from Shareholder’s and/or Seller’s own fraud, negligence, willful misconduct or bad faith. For the avoidance of doubt, no failure to transfer any Non-Assignable Asset to Buyer, will in and of itself, but subject to compliance with this Section 2.3, result in (i) any adjustment to the Initial Purchase Price or (ii) any breach of any representation, warranty, covenant, or agreement contained in this Agreement. Notwithstanding anything herein to the contrary, any shared assets under the Transition Services Agreement that are, upon the mutual consent of the parties, subsequently transferred to Buyer, shall be transferred without additional consideration.

(b) Seller and Shareholder, for up to twelve (12) months, shall take all necessary actions to timely assist in (i) the assignment and novation of all Government Contracts and the assignment of all accounts receivable related to any and all Government Contracts that are not prime contracts between Seller and a Governmental Authority, and (ii) sponsoring Buyer’s facility clearance. For the avoidance of doubt, fees payable pursuant to prime contracts between Seller and a Governmental Authority shall be paid to Buyer under the applicable subcontract between Seller and Buyer. Seller and Shareholder shall make commercially reasonable efforts to make the Mutual Contracts Employees available to the extent required to perform obligations under the Mutual Contracts.

Section 2.4 Consideration.

Subject to adjustment as provided in Section 2.8, the aggregate consideration for the Purchased Assets shall consist of the Estimated Purchase Price plus the Revenue Milestone Payments or Revenue Milestone Payments Buyouts Amount in accordance with Section 2.13.

Section 2.5 Time and Place of Closing.

Subject to the conditions set forth in this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date of execution of this Agreement (the “Closing Date”), at 9:00 A.M., local time, at the offices of Bodman PLC, 201 West Big Beaver Road, Suite 500, Troy, Michigan 48084. The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date. The parties agree that the Closing may take place by exchange of appropriate documentation among such parties via overnight delivery, facsimile, electronic transmission and other similar means for exchanging documentation, and the parties hereto will not be required to be in attendance at the same location on the Closing Date.

Section 2.6 Deliveries by Seller and Shareholder.

At the Closing, Seller and Shareholder, as applicable, shall deliver, or cause to be delivered, to Buyer the following:

(a) such bills of sale, assignments, assumption agreements and other appropriate instruments listed on Schedule 2.6(a), all in form and substance reasonably satisfactory to Buyer and Seller, together with possession of the Purchased Assets and assumption of the Assumed Liabilities;

(b) releases of all Liens other than Permitted Liens on any of the Purchased Assets, including any pay-off letters, UCC-3 termination statements, and other documents required in connection with such releases, all in form and substance reasonably satisfactory to Buyer;

(c) all necessary consents of third parties as to the assignment to Buyer of any Assumed Contract listed on Schedule 2.6(c), all in form and substance reasonably satisfactory to Buyer;

(d) documentation as required pursuant to 48 CFR § 42.1204 to complete novation agreements of the Governmental Contracts list on Schedule 2.6(d);

(e) copies of notices provided to HGIT Bassett Campus LP as to the Assumed Leases;

(f) the Assignment of Lease;

(g) a certificate of the Secretary of Seller, in form and substance reasonably satisfactory to Buyer, certifying as to (i) a good standing certificate of Seller as certified by the Secretary of State of the State of Delaware no more than ten (10) days prior to Closing; (ii) the Certificate of Incorporation of Seller as certified by the Secretary of State of the State of Delaware no more than ten (10) days prior to Closing; (iii) the bylaws of Seller that are in effect as of the Closing Date; and (iv) the resolutions of the Board of Directors of Seller approving and authorizing this Agreement and the transactions contemplated hereby;

(h) a certificate, duly completed and executed by Seller pursuant to Section 1.1445-2(b) of the Treasury Regulations, certifying that Seller is not a foreign person within the meaning of Section 1445 of the Code; and

(i) the Transition Services Agreement executed by Seller.

Section 2.7 Deliveries by Buyer.

At the Closing, Buyer shall deliver to Seller the following:

(a) the amount of the Estimated Purchase Price, by wire transfer of immediately available funds to a bank account designated in writing by Seller prior to the Closing;

(b) a certificate of the Secretary of Buyer, in form and substance reasonably satisfactory to Seller, certifying as to (i) a good standing certificate of Buyer as certified by the Secretary of State of the State of Michigan no more than ten (10) days prior to Closing; (ii) the Articles of Organization of Buyer as certified by the Secretary of State of the State of Michigan no more than ten (10) days prior to Closing; (iii) the operating agreement of Buyer that is in effect as of the Closing Date; and (iv) the resolutions of the managers and members of Buyer approving and authorizing this Agreement and the transactions contemplated hereby;

(c) the Transition Services Agreement executed by Buyer;

(d) the Assignment of Lease; and

(e) such bills of sale, assignments, assumption agreements and other appropriate instruments of transfer listed on Schedule 2.7(f), all in form and substance reasonably satisfactory to Buyer and Seller, together with possession of the Purchased Assets and assumption of the Assumed Liabilities.

Section 2.8 Purchase Price Adjustment.

(a) On or prior to the Closing Date, Seller will reasonably and in good faith prepare a written estimate (the “Closing Statement”) of the amount of the estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and shall deliver such Closing Statement to Buyer at least three (3) Business Days prior to Closing. Seller shall deliver to Buyer supporting calculations and documentation of such calculations, in reasonable detail, concurrently with the delivery of the Closing Statement. Seller shall provide Buyer and its advisors with an opportunity to review the Closing Statement and will reasonably consider any comments thereto received from Buyer. The “Estimated Purchase Price Adjustment” shall equal (A) the positive amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital by more than $500,000.00; or (B) the negative amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital by more than $500,000.00. The Initial Purchase Price plus (or minus) the Estimated Purchase Price Adjustment shall be referred to as the “Estimated Purchase Price.”

(b) As soon as practicable, but in no event later than ninety (90) days following the Closing Date, Buyer shall prepare a calculation of the Net Working Capital as of the Closing Date (the “Closing Net Working Capital”). Buyer shall deliver a written statement of the Closing Net Working Capital (the “Closing Net Working Capital Statement”) to Seller promptly after it has been prepared.

(c) During the calculation of the Closing Net Working Capital and the period of any dispute within the contemplation of this Section 2.8, Seller shall (i) provide Buyer and Buyer’s authorized representatives with reasonable access during normal business hours to the books, records, facilities and employees of Seller concerning the Business, and (ii) cooperate with Buyer’s and Buyer’s authorized representatives’ reasonable requests with respect to the calculation of the Closing Net Working Capital, including by providing on a timely basis all information necessary or useful in calculating the Closing Net Working Capital.

(d) After receipt of the Closing Net Working Capital Statement, Seller shall have thirty (30) days to review the Closing Net Working Capital Statement. Seller and its authorized representatives shall have reasonable access during normal business hours to all relevant books and records of Buyer and Business Employees to the extent required to complete their review of the Closing Net Working Capital Statement. Unless Seller delivers written notice to Buyer on or prior to the thirtieth (30th) day after Seller’s receipt of the Closing Net Working Capital Statement specifying in reasonable detail the amount, nature and basis of all disputed items, Seller shall be deemed to have accepted and agreed to the calculation of the Closing Net Working Capital. If Seller timely notifies Buyer of its objection to the calculation of the Closing Net Working Capital, Buyer and Seller shall, within sixty (60) days (or such longer period as the parties may agree in writing) following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(e) If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants (the “Neutral Auditors”) selected by Seller and Buyer within ten (10) days after the expiration of the Resolution Period. If Seller and Buyer are unable to agree on the Neutral Auditors, then each of Seller and Buyer shall have the right to request the office of the American Arbitration Association to appoint the Neutral Auditors, which Neutral Auditors shall not have had a material relationship with Seller, Buyer or any of their respective Affiliates within the past two (2) years. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter, including customary indemnities. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata as between Seller and Buyer in proportion to the allocation of the dollar amount of the amounts remaining in dispute between Seller and Buyer made by the Neutral Auditors such that the prevailing party pays the lesser proportion of the fees and expenses. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 2.8 and the presentations by Seller and Buyer, and not by independent review, only those issues still in dispute. The Neutral Auditors’ determination shall be made within thirty (30) days of their selection, shall be set forth in a written statement delivered to Seller and Buyer, shall be within the range of values assigned to each disputed item in the Closing Net Working Capital Statement and any notice of dispute delivered by Seller, and shall be deemed a final, binding and conclusive arbitration award. A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditors’ determination. The term “Final Closing Net Working Capital” shall mean the definitive Closing Net Working Capital agreed to (or deemed to be agreed to) by Buyer and Seller in accordance with Section 2.8(d) or resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.8(e) (in addition to those items agreed to by Seller and Buyer).

(f) The Estimated Purchase Price shall be (i) increased dollar for dollar to the extent the Final Closing Net Working Capital is more than $500,000.00 greater than the Target Net Working Capital, or (ii) decreased dollar for dollar to the extent the Final Closing Net Working Capital is more than $500,000.00 less than the Target Net Working Capital. The Estimated Purchase Price as adjusted pursuant to this Section 2.8(f) shall be referred to as the “Final Purchase Price.”

(g) If the Final Purchase Price exceeds the Estimated Purchase Price, then Buyer will pay to Seller an amount equal to such excess. If the Final Purchase Price is less than the Estimated Purchase Price, then Seller will pay to Buyer the amount of such deficiency. Any amounts payable pursuant to this Section 2.8(g) shall be paid by wire transfer of immediately available funds to (i) the account specified by Seller (for the account of Seller), if Seller is owed payment, or (ii) the account specified by Buyer (for the account of Buyer), if Buyer is owed payment, within five (5) Business days after the Final Closing Net Working Capital is agreed to by Buyer and Seller or any remaining disputed items are ultimately determined by the Neutral Auditors.

Section 2.9 Certain Taxes.

Any real, personal and intangible property Taxes and similar ad valorem Taxes relating or attributable to the Purchased Assets that are reported on a Return covering a taxable period that includes but does not end on the Closing Date shall be prorated between Seller and Buyer on a per diem basis.

Section 2.10 Assumed Liabilities.

As of the Closing, Buyer shall assume only the following Liabilities of Seller related to the Business (collectively, the “Assumed Liabilities”):

(a) the Accounts Payable;

(b) the Double Trigger Severance Obligation;

(c) the Mutual Contracts Liabilities;

(d) those Liabilities of Seller in respect of the Assumed Contracts that arise after the Closing and, except as set forth below in (d) and (e) hereof. do not arise from or relate to any breach by Seller of any provision of such Assumed Contract;

(e) all Liabilities occurring in the ordinary course of business in respect of returns, recalls, retrofits, and warranty claims for products designed, manufactured, assembled, sold or delivered, or services provided by Seller or any of Seller’s predecessors at any time; and

(f) Liabilities under the Licenses to be paid or performed after the Closing.

Section 2.11 Excluded Liabilities.

Except for the Assumed Liabilities, Buyer shall not be liable or obligated for any of Seller’s and/or Shareholder’s past, present or future Liabilities and nothing in this Agreement shall be construed in any manner to constitute an assumption by Buyer of any such Liability of Seller and/or Shareholder. Except for the Assumed Liabilities, Seller and Shareholder shall retain and pay and perform when due all of its Liabilities, secured or unsecured, whether known or unknown, asserted or unasserted, absolute, accrued, contingent or otherwise, and whether due or to become due (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following Liabilities, but notwithstanding anything in the following to the contrary, specifically do not include any Mutual Contracts Liabilities:

(a) all Liabilities of Seller, Shareholder, and/or any of their respective Affiliates (i) under any pension, profit sharing, savings, retirement, health, medical, life, disability, dental, accrued personal time off (PTO), deferred compensation, stock option, bonus, incentive, retention, golden parachute, severance pay, group insurance or other similar Employee Benefit Plans or arrangements, or under any policies, handbooks, or custom or practice, collective bargaining agreement, or any employment agreements, whether express or implied, applicable to any of Seller’s and/or Shareholder’s employees at any time through the Closing, and any assessments, fines, penalties or monetary damages arising out of the operation of such plans, agreements, policies or other arrangements; (ii) for any other compensation or benefits, payable or in the future to be payable to any past or present employee or independent contractor of Seller and/or Shareholder; and (iii) employee and independent contractor classification; provided, however, , Buyer would be liable for the severance payment as set forth on Schedule 2.11(a) to the extent such obligation is triggered by Buyer’s actions (the “Double Trigger Severance Obligation”);

(b) all other Liabilities with respect to or arising out of employment of any employees by Seller, Shareholder, and/or their respective Affiliates or the termination of such employees by Seller, Shareholder, and/or their Affiliates whether prior to, on or after the Closing Date; provided, however, Buyer shall be solely liable for any Double Trigger Severance Obligation;

(c) all Liabilities arising out of claims alleging damage to the environment or violation of Environmental, Health and Safety Laws with respect to the conduct of the Business or the use, occupation, ownership or operation by Seller, any of Seller’s predecessors, and/or any of its or their Affiliates of real property prior to the Closing Date, including any Liabilities under any Environmental, Health and Safety Laws;

(d) all Liabilities of Seller and/or Shareholder arising out of any Action pending or threatened in writing as of the Closing Date, including without limitation, Robin Quivsky v. Intevac, Inc., Intevac Photonics, Inc., and Does 1-100, Case No.: 20CV368343, Superior Court of the State of California for the County of Santa Clara;

(e) all Liabilities of Seller in respect of the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness, whether or not disclosed in this Agreement or otherwise;

(f) all Liabilities for (i) Taxes of Seller, Shareholder, and/or any of their respective Affiliates or relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date as determined pursuant to Section 2.9(b); or (ii) other Taxes of Seller, Shareholder, and/or any of their respective Affiliates of any kind or description (including any Liability for Taxes of Seller, Shareholder, and/or any of their respective Affiliates that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(g) all Liabilities not occurring in the ordinary course of business in respect of returns, recalls, retrofits, and warranty claims for products designed, manufactured, assembled, sold or delivered, or services provided by Seller or any of Seller’s predecessors prior to the Closing Date;

(h) all Liabilities arising out of, in respect of or in connection with the failure by Seller, Shareholder, and/or any of their respective Affiliates to comply with any Laws; and

(i) all Liabilities of Seller, Shareholder, and/or any of their respective Affiliates arising out of, under or in connection with any of the Excluded Assets.

Section 2.12 Reimbursement for Certain Payments.

If Buyer pays any of the Excluded Liabilities, then Seller shall reimburse the amount of such payment to Buyer by wire transfer of immediately available funds within five (5) Business Days of receipt by Seller of a demand for reimbursement, together with corresponding documentation of such payment. In the event that on or after the Closing Date, Seller receives any Accounts Receivable payments of the Business, Seller shall remit such payments to Buyer in the form received within five (5) Business Days of Seller’s receipt of such payments. In the event that on or after the Closing Date, Buyer receives any funds relating to Excluded Assets, Buyer shall remit such payments to Seller in the form received within five (5) Business Days of Buyer’s receipt of such payments.

Section 2.13 Post-Closing Earnout.

(a) Definitions.

(i) “Company Product” shall mean (a) any Product, or (b) any product that is a modification, improvement or derivative of any Product (collectively, with respect to clauses (a) and (b), “Company Products”).

(ii) “First Revenue Milestone Payment” shall mean ten percent (10%) of the amount by which Gross Revenues exceeds $10,000,000 in the Fiscal Year ending December 31, 2023.

(iii) “Gross Revenue” shall mean the gross amount actually paid to and received by Buyer in consideration of the sale of Company Products pursuant to a contract awarded under the IVAS program.

(iv) “Product” shall mean digital night vision cameras and supporting hardware sold pursuant to a contact awarded under the IVAS program for the U.S. Army’s Integrated Visual Augmentation System (“IVAS”) program.

(v) “Revenue Milestone Payments” shall mean any First Revenue Milestone Payment, Second Revenue Milestone Payment, and Third Revenue Milestone Payment.

(vi) “Revenue Milestone Payments Buyout Amount” shall mean an amount in cash equal to $14,000,000.

(vii) “Second Revenue Milestone Payment” shall mean fifteen percent (15%) of the amount by which Gross Revenue exceeds $20,000,000 in the Fiscal Year ending December 31, 2024.

(viii) “Third Revenue Milestone Payment” shall mean fifteen percent (15%) of the amount by which Gross Revenue exceeds $25,000,000 in the Fiscal Year ending December 31, 2025.

(b) Revenue Milestone Payments.

(i) As promptly as practicable and in any event within forty-five (45) days after the last calendar day of each calendar quarter in the 2023, 2024, and 2025 Fiscal Years, Buyer shall prepare and deliver to Seller a written statement (each, a “Gross Revenue Update Statement”) setting forth in reasonable detail its calculation of the Gross Revenue for the applicable calendar quarter and the aggregate Gross Revenue for the applicable calendar year as of the end of the applicable calendar quarter.

(ii) As promptly as practicable and in any event within forty-five (45) days after the end of the 2023, 2024 and 2025 Fiscal Years, Buyer shall prepare and deliver to Seller a statement (the “Earnout Statement”) setting forth in reasonable detail its calculation of the applicable Revenue Milestone Payment for such Fiscal Year. After delivery of an Earnout Statement, Buyer shall give Seller and its representatives, subject to Seller and such representatives being subject to confidentiality obligations and upon reasonable prior notice, reasonable access during normal business hours to review the work papers, schedules, memoranda and other documents prepared or reviewed by Buyer and its representatives in connection with the preparation of such Earnout Statement and relating solely to the Products. Buyer shall reasonably cooperate with and respond to such inquiries and otherwise reasonably cooperate with Seller and its representatives in the review of such Earnout Statement.

(iii) Within thirty (30) days after delivery of the applicable Earnout Statement to Buyer (the “Earnout Objection Period”), Seller will advise Buyer in writing whether it agrees with or disputes such Earnout Statement. If Seller disputes the Earnout Statement, then prior to the end of the Earnout Objection Period, Seller shall deliver to Buyer a statement setting forth its objections thereto, including, in reasonable detail, the basis for such dispute, the dollar amounts involved and Seller’s calculation of the Revenue Milestone Payment for the applicable period (such written notice of objection, the “Earnout Objection Statement”). If such Earnout Objection Statement is not delivered to Buyer prior to the end of the Earnout Objection Period, the Earnout Statement shall be final, binding and non-appealable by the parties hereto. Seller and Buyer shall negotiate in good faith to resolve any objections made by Seller. If Seller and Buyer do not reach a final resolution within forty-five (45) days after the delivery of such Earnout Objection Statement, Seller and Buyer shall submit any amount under dispute for final resolution to a nationally recognized independent accounting firm upon which Buyer and Seller shall reasonably agree (the “Earnout Accounting Firm”). The Earnout Accounting Firm shall act as an expert and not an arbitrator. The Earnout Accounting Firm shall make all calculations in accordance with GAAP, shall determine only the amount remaining in dispute between Buyer and Seller, and shall not be permitted or authorized to assign a dollar amount to any item in dispute greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Each of Buyer and Seller shall (A) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Earnout Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (B) subject to a customary confidentiality agreement, provide the Earnout Accounting Firm with access to their respective books, records, personnel and representatives and such other information as the Earnout Accounting Firm may require in order to render its determination. The Earnout Accounting Firm shall be instructed to deliver to Buyer and Seller a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Earnout Accounting Firm by Buyer and Seller) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding on the parties hereto and not subject to appeal. The fees and expenses of the Earnout Accounting Firm shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount contested but not awarded to Buyer or Seller, respectively, bears to the aggregate amount contested by Seller and Buyer.

(iv) Within fifteen (15) days after the final determination of the amount of each Revenue Milestone Payment, Buyer shall deliver, or cause to be delivered, to Seller such Revenue Milestone Payment by wire transfer in immediately available funds to an account or accounts designated in writing by Seller not fewer than three (3) Business Days after the date such Revenue Milestone Payment becomes payable; provided, however, if the applicable Revenue Milestone Payment exceeds $10,000,000, then Buyer may elect to pay the portion of such Revenue Milestone Payment in excess of $10,000,000 in four equal payments which Buyer shall deliver, or cause to be delivered, to Seller on the last day of each calendar quarter of the next calendar year. Notwithstanding anything in this Section 2.13 to the contrary, the parties agree the aggregate Revenue Milestone Payments payable to Seller pursuant to this Section 2.13 shall not exceed $30,000,000.

(c) Certain Obligations of Buyer.

(i) During the period beginning on the Closing Date and ending on the earlier of the payment of Revenue Milestone Payments Buyout Amount and December 31, 2025, Buyer shall not, and shall not authorize or permit any of its Affiliates take any actions (or fail to take any action) with the primary intent or purpose of avoiding or reducing any Revenue Milestone Payment.

(ii) Without limiting the foregoing, during the period beginning on the Closing Date and ending on the earlier of the payment of the Revenue Milestone Payments Buyout Amount and December 31, 2025, Buyer shall use commercially reasonable efforts in the ordinary course of business to market and sell the Company Products; provided, that Buyer shall be deemed to be in compliance with the foregoing with respect to (y) any actions taken (or failures to take any action) that Buyer believes in good faith are in Buyer’s financial interest, without taking into account the effect of any Revenue Milestone Payments to be paid by Buyer in accordance with this Agreement, or (z) delays under the IVAS program.

(d) Revenue Milestone Payments Buyout.

(i) At any time prior to December 31, 2024, Buyer may elect to pay to Seller the Revenue Milestone Payments Buyout Amount. Upon the payment of the Revenue Milestone Payments Buyout Amount, Buyer’s obligations with respect to any remaining Revenue Milestone Payments shall be satisfied; provided all previously earned but unpaid Revenue Milestone Payments shall immediately become due and payable to Seller.

(ii) If at any time prior to December 31, 2025, Buyer effects a Change of Control or a sale, license, transfer or other disposition to any Person (other than an Affiliate of Buyer) of all or substantially all of the assets or rights that comprise the Company Products in a transaction or series of related transactions, then, upon the closing of such Change of Control, the Revenue Milestone Payments Buyout Amount shall immediately become due and payable to Seller. At the closing of such Change of Control, Buyer shall deliver, or cause to be delivered, to Seller the Revenue Milestone Payments Buyout Amount by wire transfer in immediately available funds to an account or accounts designated in writing by Seller. “Change of Control” means, with respect to Buyer, one or more of the following: (a) the consummation of any transaction or series of transactions in which a Person or a group of Persons, other than an Affiliate of Buyer, acquires equity securities of Buyer representing more than 50% of the ordinary voting power to elect directors of Buyer; or (b) the sale, transfer or other disposition of all or substantially all of the Purchased Assets subject to this Agreement in a single transaction or a series of transactions and whether by merger, purchase of assets, recapitalization or otherwise to any Person or Persons other than an Affiliate of Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

Seller and Shareholder, jointly and severally, hereby represent and warrant to Buyer that the following representations and warranties are true and correct as of the Closing Date:

Section 3.1 Organization; Authorization; Etc.

Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Schedule 3.1 sets forth a list of each jurisdiction in which Seller is required, based on the property owned, leased or operated by Seller, the nature of the business conducted by Seller, or for any other reason, to be authorized to conduct business as a foreign corporation. Seller is duly authorized to conduct business as a foreign corporation and is in good standing in each such jurisdiction, in each case except where the failure to be so duly authorized would not have a Material Adverse Effect on Seller. Seller has all requisite corporate power and authority to own or use the properties and assets that it purports to own or use and to conduct its business as it is now being conducted. Seller has delivered to Buyer true and complete copies of the Certificate of Incorporation and Bylaws of Seller (as amended to date). Seller and Shareholder has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which each of them is a party, to perform each of their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Seller is a party, the performance of Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary proceedings on the part of Seller. This Agreement and the Ancillary Agreements to which Seller is a party have been duly executed and delivered by Seller and constitute and (assuming due authorization, execution and delivery by Buyer) will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 3.2 No Conflict; Governmental Consents.

(a) Except as set on Schedule 3.2, the execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and the compliance with the terms of this Agreement and the Ancillary Agreements do not and will not: (a) conflict with, result in a material breach of any provision of, constitute a material default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Contract required to be listed on Schedule 3.16; (b) result in the creation of any Lien upon, or any Person obtaining the right to acquire any material properties, assets or rights of Seller or Shareholder which are Purchased Assets; (c) violate or conflict with any Law to which Seller or Shareholder or any of their respective material property is subject; (d) require Seller or any of its Affiliates to obtain any authorization, consent, order, permit or approval of, or make any notice to, or filing, registration or qualification with, any Governmental Authority; or (e) conflict with or result in any breach of any of the provisions of Seller’s organizational documents, except to the extent that the occurrence of any of the foregoing clauses (a), (b), (c) and (d) would not reasonably be expected to result in any Liability that is material to the Business, or otherwise would adversely impair the conduct of the Business in any material respect, in substantially the manner currently conducted

(b) Except as set forth in Schedule 3.2(b), the execution, delivery and performance by Seller and Shareholder of this Agreement and the consummation of the transaction contemplated hereby require no action by or in respect of, or filing with or other consent of, any Governmental Authority, other than (a) consents to assignment of Government Contracts (including novation under FAR Subpart 42.12), (b) issuance of a facility clearance to Buyer by the Defense Counterintelligence and Security Agency (“DCSA”), (c) filings of the Intellectual Property Assignment Agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, and (d) any action by or in respect of, or filing with or other consent of, any Governmental Authority the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.3 Joint Ventures.

There are no corporations, partnerships, joint ventures, limited liability companies or other entities in which Seller, any Affiliate of Seller or Shareholder, directly or indirectly, has an interest and through which any part of the Business is conducted.

Section 3.4 Title to Purchased Assets.

Except as disclosed on Schedule 3.4, Seller has, and upon the Closing, Buyer will acquire, good, valid and marketable right, title and interest in and to all of the Purchased Assets, free and clear of any and all Liens, excluding Permitted Liens. Nothing set forth in this Section 3.4 will, or is intended to, constitute a representation or warranty of any kind that the Business may be operated by Buyer following the Closing without infringing the Intellectual Property rights of a third Person; the only non-infringement representation or warranty provided by Seller is set forth in Section 3.12(b).

Section 3.5 Financial Statements.

Schedule 3.5 contains true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the unaudited balance sheets and related statements of income of the Business for the Fiscal Years ended December 26, 2019 and January 2, 2021 (the “Most Recent Fiscal Year End”), and (b) the unaudited balance sheet and related statements of income of the Business (the “Most Recent Financial Statements”) as of and for the nine (9) month period ended October 2, 2021 (the “Most Recent Fiscal Quarter End”). All Financial Statements are in accordance with the books and records of Seller, and such books and records of Seller are true and complete in all material respects. Each of the balance sheets included in the Financial Statements fairly present, in all material respects, the financial position of the Business as of its date, and each of the related statements of income included within the Financial Statements fairly present the results of operations of the Business as of its date. All Financial Statements have been prepared in conformity with GAAP, consistently applied; provided, that the Financial Statements and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and has received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis. Seller maintains accurate books and records reflecting its assets, liabilities, revenues and expenses and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and (iii) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 3.6 Undisclosed Liabilities.

Except as disclosed on Schedule 3.6, Seller does not have any Liability in connection with the Business or any of the Purchased Assets, nor is there any Liability for which Seller is or may become liable in connection with the Business or any of the Purchased Assets, contingently or otherwise, which is not accrued or reserved against in the Most Recent Financial Statements, except for (i) current Liabilities which were incurred in the Ordinary Course of Business after the Most Recent Fiscal Quarter End and which are consistent in nature and amount with the Liabilities shown on the Most Recent Financial Statements, (ii) Liabilities incurred in connection with the transactions contemplated hereby, (iii) future performance under existing Contracts (other than as a default or breach thereunder), and (iv) the Excluded Liabilities.

Section 3.7 Absence of Certain Changes.

Except as disclosed on Schedule 3.7, since the Most Recent Fiscal Quarter End, there has not been any Material Adverse Change with respect to the Business. Without limiting the generality of the foregoing, since that date, except as disclosed on Schedule 3.7, Seller has not done any of the following with respect to or in connection with the Business:

(a) sold, leased, transferred, or assigned (i) any items of Personal Property; or (ii) any other assets, tangible or intangible other than for fair consideration in the Ordinary Course of Business;

(b) other than Employee Benefit Plans, entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000.00 or outside the Ordinary Course of Business, nor has any party (including Seller) accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000.00 to which Seller is a party in connection with the Business or by which Seller is bound or receives benefits under in connection with the Business;

(c) imposed any Liens other than Permitted Liens upon any of its assets, tangible or intangible;

(d) made any capital expenditure (or series of related capital expenditures) either involving more than $100,000.00 or outside the Ordinary Course of Business;

(e) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $100,000.00 or outside the Ordinary Course of Business;

(f) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $100,000.00 in the aggregate;

(g) accelerated the invoicing of customers or the collection of accounts receivable outside the Ordinary Course of Business;

(h) delayed or postponed the payment of accounts payable or any other Liabilities outside the Ordinary Course of Business;

(i) cancelled, compromised, waived, or released any right or claim (or series of related rights or claims) either involving more than $100,000.00 or outside the Ordinary Course of Business;

(j) experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property (other than ordinary wear and tear not caused by neglect);

(k) made any loan to any of its directors, officers, managers, or employees other than routine travel or expense advances made in the Ordinary Course of Business;

(l) entered into any employment contract including any Contract providing for severance or change in control payments or that cannot be terminated without notice of more than sixty (60) days or collective bargaining agreement, written or oral, materially amended or materially modified the terms of any existing such contract or agreement;

(m) granted any material increase in the base compensation of any of its directors or officers or employees;

(n) adopted, materially amended, materially modified, or terminated any material bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, managers or employees (or taken any such action with respect to any other Employee Benefit Plan);

(o) made any other material change in employment terms for any of its directors, officers or managers;

(p) made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(q) discharged a material Liability or Lien outside the Ordinary Course of Business;

(r) made any loans or advances of money other than routine travel or expense advances made in the Ordinary Course of Business that are not disclosable under subsection (k);

(s) made any change in any of its accounting policies, practices or procedures; and

(t) committed to do any of the foregoing.

Section 3.8 Real Property.

Schedule 3.8 sets forth the address of each parcel of real property that is leased by Seller in connection with the Business (the “Leased Real Property”) and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Seller does not own any real property. Seller has delivered to Buyer a true and complete copy of each such Lease document (as amended to date). With respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) except as set forth on Schedule 2.6(e), the transactions contemplated by this Agreement do not require the consent of or notice to any other party to such Lease; (iii) to the knowledge of Seller, none of Seller or any other party to the Lease is in material breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default; (iv) Seller has not assigned the Lease or subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (v) Seller has not collaterally assigned or granted any other Lien in such Lease or any interest therein.

Section 3.9 Other Properties and Assets.

The Purchased Assets constitute all of the assets, rights and properties used or held for use by Seller primarily in the conduct of the Business by Seller as it is conducted as of the Agreement Date, except for the Excluded Assets, and together, with such Excluded Assets and the services, occupancy and other rights to be provided to Buyer pursuant to the Transition Services Agreement, are adequate in all material respects for Buyer to conduct the Business as presently conducted by Seller. All items of Personal Property and any other tangible assets included in the Purchased Assets are free from defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are lawful and suitable for the purposes for which they presently are used and presently are proposed to be used. Schedule 3.9 is a true and correct detailed listing of all Personal Property (other than Personal Property with a book value less than $3,000) of the Business as of the Most Recent Fiscal Quarter End, which listing sets forth the book value of the Personal Property determined in accordance with GAAP, consistently applied.

Section 3.10 Inventories.

All of the Inventories, whether or not reflected in the Financial Statements, consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business and none of the Inventories is obsolete, damaged, or defective, except for obsolete items that have been written off or written down to net realizable value in the Most Recent Financial Statements. All Inventories have been purchased or acquired by Seller in the Ordinary Course of Business, but are reasonable given the present circumstances of Seller, and are valued according to GAAP, consistently applied, at the lower of cost or market on a first-in, first-out basis. Schedule 3.10 is a true and correct detailed listing of all of the Inventories of the Business as of the Most Recent Fiscal Quarter End, which listing sets forth the book value of the Inventories determined in accordance with GAAP, consistently applied.

Section 3.11 Litigation; Orders.

Schedule 3.11 sets forth a true and complete description of all Actions involving Seller, the Business or any of the Purchased Assets and existing at any time during the three (3) year period immediately preceding the date of this Agreement. Except as disclosed on Schedule 3.11, there is no Action (including any workers compensation claims) pending or, to Seller’s or Shareholder’s knowledge, threatened against Seller with respect to the Business or any of the Purchased Assets. Except as disclosed on Schedule 3.11, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Seller that could materially interfere with the conduct of the Business as presently conducted or materially prevent or delay the transactions contemplated in this Agreement.

Section 3.12 Intellectual Property.

(a) Seller owns or possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Technology used or held for use in the Business, in each case free and clear of all Liens. Each item of Transferred Intellectual Property will be owned or available for use by Buyer immediately subsequent to the Closing.

(b) The operation of the Business does not interfere with, infringe upon, misappropriate, or otherwise violate, any Intellectual Property rights of third parties, and to Seller’s or Shareholder’s knowledge there has been no written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To Seller’s or Shareholder’s knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise violated any Transferred Intellectual Property.

(c) Schedule 3.12(c) identifies all Contracts pursuant to which Seller has granted any rights or licenses to Transferred Intellectual Property, including any government sponsored research and development, other than non-exclusive licenses granted to customers and rights to use confidential information granted in non-disclosure agreements, in each case entered into in the Ordinary Course of Business.

(d) Schedule 3.12(d) identifies all Contracts pursuant to which Seller is granted a license, covenant not to sue, or other rights with respect to any Intellectual Property that any third party owns and that Seller uses in connection with the Business, other than rights to use confidential information granted in nondisclosure agreements entered into in the Ordinary Course of Business, and licenses for commercially available off-the-shelf Technology entered into on standard terms.

(e) Except as set forth on Schedule 3.12(e), all Software that is Transferred Technology is operative for its intended purpose free of any material defects or deficiencies and, to Seller’s knowledge, does not contain any viruses, worms, Trojan horses or similar programs. Except as set forth on Schedule 3.12(e), no Open Source Software is incorporated (either directly by Seller, or indirectly, by the incorporation of third party Software that itself incorporates Open Source Software) into Software that is Transferred Technology in a manner that creates obligations for Seller with respect to Transferred Intellectual Property. All Software used by Seller in connection with the Business is sufficient in all material respects for the current needs of the Business, and Seller has purchased a sufficient number of license seats for all such Software. Seller is in actual possession and control of Seller’s source code, object code, code writes, noted documentation, programmers’ notes, source code annotations, user manuals and know-how with respect to all Software that is Transferred Technology. Seller has not disclosed, and Seller is not under any current or future obligation (including any contingent obligation pursuant to an escrow arrangement or otherwise) to disclose, any source code of Seller to any Person.

(f) Seller owns or has a valid right to access and use the IT Systems and the IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the current operation of the Business. Seller has taken reasonable measures to maintain the performance and security of the IT Systems. Seller has reasonable back-up and disaster recovery arrangements in the event of a failure of the IT Systems.

(g) Each employee of Seller, Shareholder, and/or Affiliates have executed a confidential information and invention assignment agreement, substantially in the form(s) delivered to Buyer. No such employee has excluded works or inventions made before his or her employment with Seller, Shareholder, and/or Affiliates from his or her assignment of inventions under such employee’s confidential information and invention assignment agreement. Each independent contractor or consultant to Seller, Shareholder and/or Affiliates that has had access to any Transferred Intellectual Property has entered into an agreement containing appropriate confidentiality and invention assignment provisions in favor of Seller. To Seller’s or Shareholder’s knowledge, no current or former officer, director, manager, employee, independent contractor or consultant of Seller is in violation of such confidential information and invention assignment agreement or any prior employment or proprietary information agreement with any other Person.

Section 3.13 Employment and Labor Matters.

(a) Schedule 3.13(a) sets forth, with respect to each current employee of Seller and Shareholder performing services related to the Business: (i) the name of such employee, (ii) the date as of which such employee was originally hired by Seller or Shareholder, (iii) whether the employee is on an active or inactive status, (iv) such employee’s title, (v) such employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, severance pay potential, and any other material cash or equity compensation forms, and (vi) whether such employee is not fully available to perform work because of a disability or other leave and, if applicable, the basis of such disability or leave and the anticipated date of return to full service.

(b) Schedule 3.13(b)(i) sets forth each natural person independent contractor who is currently engaged by or performing services for Seller or Shareholder, along with the position and, as of the most recent practicable date, rate of remuneration for each such independent contractor. All individuals characterized and treated by Seller and Shareholder as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. Schedule 3.13(b)(ii) sets forth each Person employed by temporary employee or employee staffing agency who is currently engaged by or performing services for Seller and Shareholder, along with the position and, as of the most recent practicable date, rate of remuneration for each such independent contractor or worker.

(c) Seller and Shareholder have complied with all relevant provisions of the Immigration and Nationality Act, as amended, and the Immigration Reform and Control Act of 1986, as amended (collectively, the “Immigration Act”). Without limiting the foregoing: (i) each “employee” (as that term is defined in the Immigration Act) of Seller and/or Shareholder is permitted to be so employed in the United States under the Immigration Act; (ii) Seller and Shareholder have examined (and made copies of, if applicable) the documents presented by such employee to establish appropriate employment eligibility under the Immigration Act; (iii) Seller and Shareholder have completed and required each employee to complete a Form I-9 verifying employment eligibility under the Immigration Act; (iv) Seller and Shareholder have retained each such respective completed Form I-9 for the length of time required under the Immigration Act; and (v) no monetary penalties have been assessed against Seller for violation of the Immigration Act.

(d) Neither Seller nor Shareholder is not a party to or subject to any collective bargaining agreement or other agreement with a labor union. No representation petition respecting the employees of Seller and/or Shareholder has been filed with the National Labor Relations Board and, to Seller’s or Shareholder’s knowledge, there is no current effort to organize the employees of Seller and/or Shareholder into any collective bargaining unit or any solicitation of them to join any labor organization. No work stoppage against Seller and/or Shareholder is pending or, to Seller’s or Shareholder’s knowledge, threatened. Seller has complied with and currently is in compliance with all applicable Laws respecting employment and employment practices, occupational safety and health standards, terms and conditions of employment, and wages and hours.

(e) Seller and Shareholder have complied with the WARN Act, and have no plans to undertake any action that would trigger the WARN Act.

Section 3.14 Employee Benefits.

(a) Schedule 3.14 lists all material Employee Benefit Plans, other than (x) employment and consulting agreements that are terminable with less than thirty (30) days’ notice and that do not require the payment of severance or material post-termination payments and/or benefits and (y) equity award agreements granted pursuant to Seller’s and Shareholder’s standard form(s) of such equity award agreement. “Employee Benefit Plans” means all compensation and benefit plans, contracts and arrangements maintained, sponsored or participated in by Seller and/or Shareholder or any ERISA Affiliates in connection with the Business and in effect as of the date hereof including all pension (including all such employee pension benefit plans as defined in Section 3(2) of ERISA), profit-sharing, savings and thrift, fringe benefit, bonus, incentive or deferred compensation, severance pay and medical and life insurance plans and employee welfare benefit plans as defined in Section 3(1) of ERISA, in each case that are sponsored by Seller and/or Shareholder or any ERISA Affiliates and in which any employees of Seller and/or Shareholder in connection with the Business (“Business Employees”) participate.

(b) As to Employee Benefit Plans sponsored by Seller and/or Shareholder or ERISA Affiliates which are “employee pension benefit plans” as defined in Section 3(2) of ERISA, such plans sponsored by Seller or its ERISA Affiliates are tax qualified under Section 401(a) of the Code, are not currently under examination by, nor are any matters pending before, the IRS, the Employee Benefits Security Administration or any other Governmental Authority, are not subject to any claim, suit or arbitration (other than routine claims for benefits), are not subject to the minimum funding standards of Code Section 412, are in compliance in all material respects with and have been administered in all material respects in accordance with their terms and in compliance with all applicable requirements of Law, including the Code and ERISA, and there have been no prohibited transactions as defined in Code Section 4975 or ERISA Section 406 with respect to such plans which could subject Seller or its ERISA Affiliates to a Tax or penalty under Code Section 4975 or ERISA Section 502(i).

(c) Neither Seller, Shareholder, nor any ERISA Affiliates has incurred any Liability under Title IV of ERISA that has or could, on or after the Closing Date, become a Lien upon any of the Purchased Assets pursuant to ERISA Section 4068.

(d) Neither Seller, Shareholder, nor any ERISA Affiliates is or has ever been required to contribute to any “multiemployer plan,” as such term is defined in Section 4001(a)(3) of ERISA, in which employees of Seller in connection with the Business participate.

(e) Except as set forth in Schedule 3.14(e), no Employee Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, or (ii) death benefits under any pension plan.

(f) Seller, Shareholder, and any ERISA Affiliates have complied, in all material respects, with the requirements of COBRA.

(g) Except as set forth on Schedule 3.14(g), the execution of, and performance of this Agreement, and the transactions contemplated hereby, will not (either alone or in conjunction with any other event) constitute an event under any Employee Benefit Plan that will (i) result in any payment becoming due (whether as severance pay, unemployment compensation, golden parachute, or otherwise) to a Business Employee, (ii) result in any acceleration in the time of payment or vesting of any compensation or benefits with respect to any director, officer, employee, consultant or agent of Seller that is a Business Employee, or (iii) increase any benefits otherwise payable to a Business Employee.

Section 3.15 Compliance with Laws.

Each of Seller, Shareholder, and their respective Affiliates, with respect to the Business and the Purchased Assets, has complied in the last three (3) years and is currently in compliance, in all material respects, with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of every Governmental Authority having jurisdiction, and no Action has been filed or commenced against Seller and/or Shareholder alleging any failure so to comply. Each of Seller, Shareholder, and their respective Affiliates, with respect to the Business and the Purchased Assets, has complied with and is currently in compliance with all applicable laws to retain title in any Transferred Intellectual Property subject thereto and to restrict governmental rights to use, release, or disclose technical data furnished to any Governmental Authority.

Section 3.16 Contracts.

(a) Schedule 3.16 lists the following contracts, agreements and commitments, whether written or binding oral, to which Seller is a party or is otherwise bound or has rights or receives benefits under (including the title, date and name of the parties to each such contract, agreement or commitment) and that relate to the Business, other than Employee Benefit Plans:

(i) any agreement (or group of related agreements) for the lease of equipment or other personal property to or from any Person providing for lease payments in excess of $25,000.00 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, equipment or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to Seller, provide for discounts or allowances, or involve consideration in excess of $100,000.00;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000.00 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any agreement (excluding Leases) that contains any covenant that purports to restrict the business activity of Seller or limits the freedom of Seller to engage in any line of business or to compete with any Person;

(vi) any agreement with any officer, director, shareholder or employee of Seller or any Affiliate of such Persons;

(vii) any sales representative or agency agreement, brokers agreement or dealer agreement or other agreement relating to the sale or distribution of products or services of the Business to or by other Persons which involves consideration in excess of $100,000.00;

(viii) any agreement that provides any customer of Seller with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of Seller, including any agreement containing “most favored nation” provisions;

(ix) any agreement under which Seller has advanced or loaned any Person amounts in the aggregate exceeding $100,000.00; or

(x) any equity purchase agreement, asset purchase agreement, merger agreement or other acquisition or divestiture agreement to which Seller is a party or is otherwise bound and entered into by Seller during the past five (5) years; and

(xi) any other agreement (or group of related agreements), excluding Leases, the performance of which involves consideration in excess of $50,000.00.

(b) Seller has delivered to Buyer a true and complete copy of each written agreement (as amended to date) listed in Schedule 3.16 and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3.16. With respect to each such agreement, to the extent such agreement is an Assumed Contract: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity); (ii) Seller has fulfilled when due, or taken all action necessary to enable it to fulfill when due, all of its obligations under the agreement; (iii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; and (iv) Seller is not, and to Seller’s knowledge no Person is in breach or default, or has alleged a breach or default, and to Seller’s knowledge no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement.

Section 3.17 Licenses.

Seller possesses or has been granted all material Licenses necessary for the conduct of the Business as presently conducted, including all material Licenses necessary for the ownership, use, development, maintenance or operation of the Purchased Assets, and all such Licenses are listed on Schedule 3.17. Except as noted on Schedule 3.17, all such Licenses are in full force and effect. Except as noted on Schedule 3.17, no Action is pending or, to Seller’s or Shareholder’s knowledge, threatened seeking the termination, revocation modification, limitation or impairment of any License.

Section 3.18 Government Contracts.

(a) Generally.

(i) (A) Each Government Contract (other than any indefinite delivery, indefinite quantity contracts) for which the performance period has not expired or terminated as of the date hereof, (B) each indefinite delivery, indefinite quantity Government Contract (excluding any purchase orders thereunder), and (C) each outstanding purchase order pursuant to any such indefinite delivery, indefinite quantity Government Contract and, in the case of each of clauses (A), (B) and (C), with respect to which the period of performance has not yet expired or terminated, is listed on Schedule 3.18(a)(i).

(ii) Schedule 3.18(a)(ii) lists and identifies (A) each outstanding Government Bid existing as of the date hereof, or (B) each outstanding task order Government Bid under an indefinite delivery, indefinite quantity Government Contract.

(b) Compliance with Law, Regulation, and Contract Terms.

(i) Seller is in compliance in all material respects with all applicable statutory and regulatory requirements pertaining to the Government Contracts and the Government Bids.

(ii) Seller is in compliance in all material respects with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements, of its Government Contracts, whether incorporated expressly, by reference or by operation of Law.

(iii) To the knowledge of Seller, neither Seller, Shareholder nor any director, officer, employee or agent of Seller has made any payment on behalf of Seller, directly or indirectly, to any Person, or taken any action, in violation, in any material respect, of applicable Laws, including the Procurement Integrity Act (41 U.S.C. § 423) and other Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions, and contingent fee payments.

(iv) Seller has not received any written notice from any Governmental Authority that Seller has violated any Law, which violation has not been cured or otherwise remediated and which would have a Material Adverse Effect on the transactions contemplated herein or which would have a Material Adverse Effect on the Business and/or the Purchased Assets after the Closing. Any such existing violations of any Laws affecting the Business, the transactions contemplated herein or Purchased Assets are described on Schedule 3.18(c)(iv) including, but not limited to, any violations of the International Traffic in Arms Regulations (“ITAR”).

(v) Seller and the Purchased Assets, and the operations of Seller are in compliance in all material respects with all applicable Health and Safety Laws. Seller has obtained and is in compliance in all material respects with all authorizations required under all applicable Health and Safety Laws for operations of Seller, any of Seller’s assets, and the Business, all of which are in full force and effect. There are no claims, disputes, actions, suits, proceedings, or investigations pending or, to Seller’s knowledge, threatened or order, injunction, judgment, decree, ruling, or order pending or in effect or, to Seller’s knowledge, threatened against Seller alleging any unresolved violation of Health and Safety Laws, nor is there any unresolved liability or obligation of Seller arising under Health and Safety Laws. For purposes of this Agreement, “Health and Safety Laws” means any (a) applicable federal, state, county, municipal, local, and foreign Laws and other statutes, Laws, rules, regulations, and ordinances or rules of common law, order, injunction, judgment, decree, ruling of any authority or binding agreement with any authority designed to protect the health, safety and welfare of workers and the public and provide safe, and healthful working conditions and reduce occupational and other health and safety hazards and (b) any program Seller is required to comply with, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to promote safe and healthful working conditions. Without limiting the foregoing definition, the term Health and Safety Laws includes fire protection laws.

(c) Disputes, Claims, Litigation. To Seller’s knowledge, as of the date hereof, there exist no outstanding asserted disputes, claims or written requests for equitable adjustment for an amount in excess of $100,000 between Seller, on the one hand, and either any Governmental Authority or any prime contractor, subcontractor, vendor or other Person, on the other hand, arising under or relating to any of the Purchased Assets, Government Contracts or Government Bids. Except as set forth on Schedule 3.18(c), to the Seller’s Knowledge, no defect or deficiency exists in any of the products manufactured or sold by Seller before the Closing with respect to the Business, or in any finished inventory used in the Business, that could give rise to any liabilities or claims by any person or entity for breach of warranty, product liability, negligence, tort, toxic tort, or similar liabilities or claims.

(d) Sanctions and Termination. As set forth on Schedule 3.18(d), during the one (1)-year period immediately prior to, and ending on, the date of this Agreement, to the knowledge of the Seller, it has not received any show cause, cure, deficiency, default or similar notice in writing relating to any Government Contract. During the three (3)-year period immediately prior to, and ending on, the date of this Agreement, neither Seller, any of its Principals (as defined in FAR section 2.101), nor any employee has been or is currently suspended, debarred or proposed for suspension or debarment from entering into a contract with a Governmental Authority. As of the date hereof, Seller has not received any notice in writing terminating or indicating an intent to terminate any Government Contract for default or convenience.

(e) National Security Obligations. As of the date hereof, Seller, Shareholder and their employees hold security clearances to the extent required, in all material respects, to perform Government Contracts currently being performed by the Business and as listed on Schedule 3.18(e).

Section 3.19 Environmental Matters.

Except as set forth in Schedule 3.19:

(a) Each of Seller and its predecessors has for the past three (3) years complied with and currently is in compliance in all material respects with all Environmental, Health, and Safety Laws;

(b) The Business has been conducted by Seller and each predecessor of Seller, and the condition of the Purchased Assets and the Real Property is and for the past three (3) years has been in compliance in all material respects with all requirements of all Environmental, Health, and Safety Laws;

(c) Without limiting the generality of the foregoing, Seller has obtained, currently possesses and is and has for the past three (3) years been in compliance in all material respects with, all terms and conditions of all Licenses that are required pursuant to Environmental, Health, and Safety Laws for the occupation of the Real Property, the ownership and use of the Purchased Assets and otherwise for the conduct of the Business as currently conducted;

(d) Neither Seller nor any of its predecessors has received any written notice, report or other information suggesting that the operation of the Business or condition of the Purchased Assets or the Real Property is in actual or alleged material violation of any of the Environmental, Health, and Safety Laws, or that any of them have in connection with the Business any material Liabilities or potential material Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Laws;

(e) To the knowledge of Seller, none of the following exists at, on, in or under any portion of the Real Property or any other property or facility owned or operated now or in the past by Seller or any of its predecessors in connection with the Business: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(f) Neither Seller nor any of its predecessors has in connection with the Business treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any Hazardous Substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental, Health, and Safety Laws; and

(g) Neither Seller nor any of its predecessors has, in connection with the Business, either expressly or by operation of law, assumed or undertaken any material Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Laws.

Section 3.20 Taxes.

(a) To the extent that failure to do so would adversely impact the Purchased Assets or Buyer’s ownership of the Purchased Assets or operation of the Business in any material respect, (i) Seller and Shareholder have duly filed all Returns required to be filed by Seller and Shareholder in connection with the Business or any Purchased Assets and all such Returns are true and correct, and (ii) all Taxes (whether or not shown on any Return) due in connection with such Returns or otherwise due have been paid in full or provision for their payment has been made in the Most Recent Financial Statements.

(b) None of the Purchased Assets is or at the Closing Date will be encumbered by any Liens arising out of any unpaid Taxes (except for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP).

(c) To the extent applicable to Purchased Assets or Buyer’s ownership of the Purchased Assets or operation of the Business, there is no Action pending or present dispute with any Taxing Authority for assessment or collection from Seller of any Taxes of any nature in connection with the Business or any Purchased Assets.

(d) No Taxing Authority in a jurisdiction where Seller and/or Shareholder does not file Returns has made a written claim, assertion or threat that Seller is or may be subject to taxation in such jurisdiction that would adversely impact the Purchased Assets or Buyer’s ownership of the Purchased Assets or operation of the Business in any material respect.

(e) All material Taxes that Seller and/or Shareholder have been required to collect or withhold for in connection with the Business or any Purchased Assets, including any employee, independent contractor, creditor, equityholder or other Person, have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority. Neither Seller nor Shareholder have received any reports or other written assertions by agents of any Taxing Authority of any deficiencies or other Liabilities for Taxes the nonpayment of which would adversely affect the Business or the Purchased Assets after the Closing in any material respect with respect to taxable period for the which the limitations period has not run.

(f) Neither Seller nor Shareholder is a “foreign person” within the meaning of Code Section 1445(f)(3).

(g) There is no contract, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of Seller that, individually or collectively, could give rise to (or already has resulted in) a payment by Seller (or the provision by Seller of any other benefit such as accelerated vesting) that would not be deductible by reason of Code Section 280G or subject to an excise Tax under Code Section 4999. Seller does not have any indemnity obligation for any excise Taxes imposed under Code Section 4999.

(h) No “nonqualified deferred compensation plans” within the meaning of Code Section 409A of Seller will result in a participant incurring income acceleration or penalties under Code Section 409A. Seller does not have any indemnity obligation for any Taxes imposed under Code Section 409A.

Section 3.21 Accounts Receivable and Accounts Payable.

All Accounts Receivable and Accounts Payable are reflected properly on Seller’s books and records. All Accounts Receivable are valid obligations arising from bona fide sales actually made or services actually performed in the Ordinary Course of Business, are subject to no setoffs, counterclaims or disputes and are current and collectible. All Accounts Payable are valid obligations arising from bona fide purchases actually made or services actually obtained in the Ordinary Course of Business and are current and payment thereof has not been deferred other than in the Ordinary Course of Business. Schedule 3.21(a) is a true and correct detailed listing of all Accounts Receivable as of the Most Recent Fiscal Quarter End, which listing sets forth the book value of the Accounts Receivable determined in accordance with GAAP, consistently applied, showing separately those Accounts Receivable that as of such date had been outstanding (i) 30 days or less, (ii) 31 to 60 days, (iii) 61 to 90 days, (iv) 91 to 120 days and (v) more than 120 days. Schedule 3.21(b) is a true and correct detailed listing of all of the Accounts Payable as of the Most Recent Fiscal Quarter End, which listing sets forth the book value of the Accounts Payable determined in accordance with GAAP, consistently applied, showing separately those Accounts Payable that as of such date had been outstanding (i) 30 days or less, (ii) 31 to 60 days, (iii) 61 to 90 days, (iv) 91 to 120 days and (v) more than 120 days.

Section 3.22 Insurance.

Each insurance policy to which Seller is a party, a named insured, or otherwise the beneficiary of coverage in connection with the Business or any Purchased Assets has been disclosed to Buyer and is, with respect to the Business and the Purchased Assets, sufficient for compliance with all requirements of Law and, to Seller’s knowledge, of all agreements to which Seller is a party and insure the Purchased Assets and Business against such casualties and contingencies in such amounts, types and forms as are appropriate for the Purchased Assets and Business and as are usual and customary in the industry of which it is a part. Except as set forth on Schedule 3.22, there are no outstanding claims by Seller under any such insurance policies. Seller has not, with respect to the Business or the Purchased Assets, been refused any insurance nor has Seller’s coverage been limited by any insurance carrier to which it has applied for any insurance or with which it has carried insurance during the last three (3) years. Seller has, with respect to the Business and the Purchased Assets, timely and duly given all notices required to have been given to any insurance company, and no insurance company has asserted in writing that any claim by Seller is not covered by the applicable policy relating to such claim. Schedule 3.22 describes any self-insurance arrangements affecting Seller in connection with the Business or any Purchased Assets.

Section 3.23 Product and Service Warranty.

Each product designed, manufactured, assembled, sold, leased, delivered or service provided by Seller in connection with the Business has been in material conformity with all applicable contractual commitments and all express and implied warranties and Seller does not have any Liability for replacement or repair thereof or the provision of additional products or services or other damages in connection therewith. True and complete copies of Seller’s warranty agreements with customers (including Government Contracts), if any, and Seller’s standard terms and conditions of sale (containing applicable guaranty, warranty, and indemnity provisions) have been delivered to Buyer. No product designed, manufactured, assembled, sold, leased, delivered or service provided by Seller in connection with the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable warranty agreement or standard terms and conditions. Schedule 3.23 lists all payments made, credits issued and discounts granted by Seller or any of its Affiliates since January 1, 2021 with respect to actual or alleged defective or nonconforming products or services of Seller in connection with the Business, including as a result of product or service warranties, guaranty or indemnity obligations, product liability or product recalls.

Section 3.24 Product Liability.

Seller does not have any material Liability (and, to the knowledge of Seller and Shareholder there is no basis for any Action against Seller giving rise to any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, sold, leased, or delivered by Seller in connection with the Business.

Section 3.25 Customers and Suppliers.

Schedule 3.25(a) lists the customers of the Business that comprise, in the aggregate, not less than fifty percent (50%) of the revenues of the Business for the most recent Fiscal Year and for the current Fiscal Year and sets forth opposite the name of each such customer the dollar amount and percentage of revenues of the Business attributable to such customer. Schedule 3.25(b) lists the suppliers to the Business that comprise, in the aggregate, not less than fifty percent (50%) of the purchases of the Business for the most recent Fiscal Year and for the current Fiscal Year and sets forth opposite the name of each such supplier the dollar amount of purchases attributable to such supplier. To the knowledge of Seller or Shareholder, no supplier to the Business has indicated to Seller that it will stop, or materially decrease the rate of, supplying materials, products or services to Seller or has requested a price increase or other concessions from Seller. No customer of the Business has notified Seller in writing that it will stop, or materially decrease the rate of, purchasing materials, products or services from Seller, has requested a price reduction or other concessions from Seller, or has indicated that it will otherwise market test, re-source or in-source, re-price, re-bid, conduct a cost analysis of or fulfill through other means any of such customer’s business with Seller. Except as set forth on Schedule 3.25(c), there are no outstanding or accrued “price givebacks,” “customer deductions,” or similar price reduction programs in effect or scheduled to be in effect with respect to any customer of the Business.

Section 3.26 Compliance with the Foreign Corrupt Practices Act.

In connection with the Business, Seller and its representatives have not, in connection with obtaining or retaining business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value to: (a) any person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether government owned or nongovernment owned); (b) any political party or official thereof; (c) any candidate for political party or political office; or (d) any other individual or entity, in each of (a) – (d), in violation of the Foreign Corrupt Practices Act or other applicable anti-corruption law.

Section 3.27 Brokers, Finders, Etc.

Except for Greenhill & Co., LLC, Seller has not employed any broker or finder, or incurred any Liability for a brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 3.28 Exclusivity of Representations.

Seller, and Shareholder on behalf of itself and its Subsidiaries, acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV: (a) neither Buyer nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Buyer, its Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement or the transactions contemplated by this Agreement; (b) no Person has been authorized by Buyer, any of its Affiliates or any of its or their respective Affiliates or representatives to make any representation or warranty relating to Buyer, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated by this Agreement, and if made, such representation or warranty must not be relied upon by Seller or any of its Affiliates or representatives as having been authorized by Buyer or any of its Affiliates (or any other Person)and (c) the representations and warranties made by Buyer in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any that are express or implied or as to merchantability or fitness for a particular purpose, and Buyer hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Seller or any of its Affiliates or representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements). For purposes of clarity, the foregoing shall not limit the rights of Seller to seek any available remedy for Fraud based on the representations, warranties and covenants contained in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the following representations and warranties are true and correct as of the Closing:

Section 4.1 Organization; Authorization; Etc.

Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan. Buyer has full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party, the performance of Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company proceedings on the part of Buyer. This Agreement and the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute and (assuming due authorization, execution and delivery by Seller) will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 4.2 No Conflict.

The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Buyer is a party or to which Buyer or any of its property is subject; (b) violate or conflict with any Law to which Buyer or any of its property is subject; (c) require Buyer to obtain any authorization, consent, order, permit or approval of, or make any notice to, or filing, registration or qualification with, any Governmental Authority; or (d) conflict with or result in any breach of any of the provisions of Buyer’s organizational documents.

Section 4.3 Brokers, Finders, Etc.

Except for Houlihan Lokey, Inc., Buyer has not employed any broker or finder, or incurred any Liability for a brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 4.4 Solvency.

Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business.

Section 4.5 Actions.

There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.6 Exclusivity of Representations.

(a) Buyer, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III: (i) none of Seller, Shareholder or any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Seller, Shareholder or its Subsidiaries or any of their businesses or operations (including the Business, the Purchased Assets or the Assumed Liabilities) or otherwise in connection with this Agreement or the transactions contemplated by this Agreement, and the sale and transfer by Seller of all of the Purchased Assets is on an “As Is Where Is” basis on the Closing Date regardless of the condition of the Purchased Assets and whether Buyer has inspected and examined them. Except as may be specifically provided in this Agreement, Buyer acknowledges and agrees that Seller makes no representation or warranty with respect to the value, condition or use of the Purchased Assets, whether expressed or implied, including any implied warranty of merchantability or fitness for a particular purpose or use; (ii) no Person has been authorized by Seller, Shareholder or any of its Subsidiaries or any of its or their respective Affiliates or representatives to make any representation or warranty relating to Seller, Shareholder or its Subsidiaries or any of their businesses or operations (including the Business, the Purchased Assets or the Assumed Liabilities) or otherwise in connection with this Agreement or the transactions contemplated by this Agreement, and if made, such representation or warranty must not be relied upon by Buyer or any of its Affiliates or representatives as having been authorized by Seller, any of its Subsidiaries or any of its or their respective Affiliates or representatives (or any other Person); and (iii) the representations and warranties made by Seller and Shareholder in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any that are express or implied or as to merchantability or fitness for a particular purpose, and Seller and Shareholder hereby disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) Buyer, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the transactions contemplated by this Agreement) in reliance on: (i) any representation or warranty, express or implied; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Buyer or any of its Affiliates or representatives, including any materials or information made available in the electronic data room hosted by or on behalf of Seller in connection with the transactions contemplated by this Agreement, in connection with presentations by Seller’s or management or in any other forum or setting; (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information. For purposes of clarity, the foregoing Section 4.6 shall not limit the right of Buyer to seek any available remedy for Fraud based on the representations, warranties and covenants contained in this Agreement.

ARTICLE V

COVENANTS OF SELLER, SHAREHOLDER AND BUYER

Section 5.1 Consents; Filings.

Each of the parties will use their commercially reasonable efforts to obtain the consents of all Persons necessary to the consummation of the transactions contemplated by this Agreement. Each of the parties will file, or cause to be filed, with Governmental Authorities all such filings and submissions as may be required for the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, if the lessor or licensor under any Lease conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), Seller shall be solely responsible for making all such payments or providing all such additional security.

Section 5.2 Employee Matters.

(a) On or before the Closing Date, Buyer may offer to employ (or arrange for the employment of), commencing on the Closing Date, each Designated Employee and Seller and Shareholder shall use commercially reasonable efforts to cooperate in encouraging such Designated Employees to accept employment with Buyer. In the event that any such employees accept employment with Buyer, Seller and Shareholder agrees to use commercially reasonable efforts to cooperate in the transition of such employees to Buyer, including providing Buyer with access to all personnel records and other information with respect to such employees to the extent permitted by Law. Each Designated Employee who accepts Buyer’s offer of employment and commences employment with Buyer (or a designated entity) as of or following the Closing Date shall be referred to as a “Hired Employee” and collectively, the “Hired Employees”. Seller and Shareholder shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 5.2.

(b) For a period of no less than twelve (12) months following the Closing Date, Buyer shall, or shall cause its Affiliates to, provide each Hired Employee with, during the period they remain employed with Buyer or their Affiliates, (i) a level of base compensation, (ii) target incentive compensation opportunities, and (iii) employee benefits in the aggregate, including but not limited to participation in the cash bonus plans of Buyer or its Affiliates and equity-based compensation, that are no less favorable than (x) the level of base compensation, target incentive compensation opportunities and aggregate employee benefits, respectively, provided to the Hired Employee as of immediately prior to the Closing and (y) the level of base compensation, target incentive compensation opportunities and aggregate employee benefits, respectively, consistent with Buyer’s policy and target levels for similarly situated Buyer employees.

(c) Buyer will, and will cause its Affiliates to, grant all Hired Employees full credit for all service (except for accrued personal time off (PTO)) with Seller, Shareholder, and Affiliates (and any predecessors thereof) prior to the Closing for purposes of eligibility, vesting and determining the level of benefits under any benefit or compensation plan, program, policy, agreement or arrangement made available to Hired Employees after the Closing, other than equity-based arrangements (collectively, the “Buyer Plans”) to the same extent service was recognized under the comparable Employee Benefit Plan, except to the extent it would result in the duplication of benefits. Notwithstanding anything herein to the contrary, to the extent any employee is entitled to accrued personal time off (PTO), Seller and Shareholder shall cause such accrued personal time off (PTO) to be paid out to all employees on or prior to Closing. In addition, for purposes of each Buyer Plan providing medical, dental, pharmaceutical, or vision benefits to any Hired Employee, Buyer will use commercially reasonable efforts to: (i) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements, and (ii) cause any deductible, co-insurance and out-of-pocket expenses paid by any Hired Employee (or covered dependent thereof) under an analogous Employee Benefit Plan to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under such Buyer Plan for the applicable plan year in which the Closing occurs and, if later, the applicable plan year in which the Hired Employee is no longer also employed with Seller or Shareholder.

(d) Seller and Shareholder shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other compensatory amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller and Shareholder at any time on or prior to the Closing Date, except that Buyer shall be solely liable for the Double Trigger Severance Obligation.

(e) Seller and Shareholder shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller and Shareholder also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date.

(f) Buyer will be solely responsible for all Mutual Contracts Liabilities. Seller will invoice Buyer monthly for all Mutual Contracts Liabilities for the prior month, if any, and Buyer will pay such invoice to Seller no later than fifteen (15) days after its receipt, with such payment made by wire transfer to an account designated by Seller. If Buyer disputes in good faith a specific item of any invoice provided hereunder, Buyer shall deliver to Seller written notice of the specific items that are disputed, describing in reasonable detail the basis for any such dispute, but Buyer shall otherwise pay the undisputed amounts within the time otherwise required for payment of such amounts.

(g) The provisions contained in this Section 5.2 are for the sole benefit of Buyer, Seller and Shareholder and no current or former employee, director, independent contractor, consultant, service provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. Nothing in this Section 5.2, express or implied, shall be construed or interpreted to (i) create any right, benefit or remedy of any nature whatsoever, including any right to continued employment or service, under or by reason of this Agreement, in any other person, including without limitation, any employees, former employees, any participant or any beneficiary thereof in any Employee Benefit Plan, Buyer Plan or other employee benefit plan of Buyer, Shareholder, Seller or any of their Affiliates, or (ii) amend any Employee Benefit Plan, Buyer Plan or other employee benefit plan of Buyer, Shareholder, Seller or any of their respective Affiliates. Nothing in this Section 5.2 shall be construed or interpreted to limit the ability of Buyer, Shareholder, Seller or any of their respective Affiliates to amend or terminate any Employee Benefit Plan pursuant to its terms.

(h) Seller and Shareholder have complied in all material respects with the WARN Act.

Section 5.3 Transfer Taxes; Tax Clearance Certificates.

Seller shall notify all appropriate Taxing Authorities in jurisdictions that impose Taxes on Seller of the transactions contemplated by this Agreement in the form and manner required by such Taxing Authorities. Seller shall use its commercially reasonable efforts to deliver to Buyer prior to Closing, evidence that no Tax is due to such Taxing Authorities. If a Tax clearance letter and/or status report for any such Taxing Authority has not been provided to Buyer prior to the Closing Date, Seller shall use commercially reasonable efforts to obtain such Tax clearance letter and/or status report as soon as practicable after the Closing Date. If any Taxing Authority asserts that Seller is liable for any documentary, recording, stamp, sales, bulk sales, excise, transfer, gains or other similar Taxes in respect of the sale of the Purchased Assets and the filing or recording of any documents or instruments in connection therewith, Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 5.4 Closing Deliveries.

At Closing, Seller, Shareholder and Buyer shall execute and deliver, or cause to be executed and delivered, the applicable documents referenced in Sections 2.6 and 2.7.

Section 5.5 R&W Policy.

Prior to Closing, Buyer shall incept and be bound by the R&W Policy, and, thereafter, shall use commercially reasonable efforts to maintain the R&W Policy in full force and effect. The R&W Policy shall include a waiver by Buyer and the insurer of the R&W Policy and any Person claiming through or under either of them any right of subrogation or recourse against Seller or Shareholder, except in the case of fraud. Buyer shall not and shall cause its Affiliates not to, amend, modify or otherwise change, terminate or waive any provision of the R&W Policy, (i) with respect to the waiver of subrogation set forth therein, (ii) in any manner that would be reasonably likely to reduce Buyer’s (or its Affiliate’s) access to the R&W Policy’s coverage or cause any coverage provided under the R&W Policy to be more difficult for Buyer (or its Affiliates) to access,. The total premium and any associated costs, including Taxes, underwriting fees and broker compensation, charged by or payable to the insurer(s) of R&W Policy, managing general underwriter(s) or brokers or any other third party in connection with the underwriting and placement of the R&W Policy shall be paid by Buyer.

Section 5.6 Non-Solicitation.

Neither Seller nor Shareholder shall, for the period commencing on the Closing Date and expiring on the three (3) year anniversary of the Closing Date, directly or indirectly, (A) cause, induce or attempt to cause or induce any employee or agent of the Business to terminate his or her employment or service with Buyer; (B) solicit any Person that is an employee or agent of the Business for hire or retention; or (C) cause, induce or attempt to cause or induce any creditor, licensee or other Person engaged in a business relationship with Buyer to cease doing business with Buyer or commence doing business with a Person engaged in a business competitive with Buyer; provided, however, that this Section 5.6 shall not prohibit general solicitations for employment through advertisements or other means not directly targeted at the employees of Buyer or employees that are terminated by Buyer after the Closing Date due to no fault of such employee.

Section 5.7 Further Assurances.

Seller, Shareholder and Buyer agree that, from time to time for a reasonable period after the Closing Date, each of them will take such other action as may be reasonably requested by the other party (at no additional charge and free and clear of any and all Liens) to (i) fully and effectively transfer, assign and convey to Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges expressly conveyed to Buyer under this Agreement; (ii) fully and effectively transfer, assign and convey to Buyer the Assumed Liabilities; and (iii) otherwise make effective the transactions expressly contemplated by this Agreement. For purposes of clarity, to the extent that one party discovers an asset or liability that they believe was intended pursuant to the terms of this Agreement to be an asset or liability of the other party hereunder and that was not transferred at Closing, the parties will work together in good faith to transfer such asset or liability, upon mutual consent, subsequent to the Closing.

Section 5.8 Servicing of Product Warranty Claims.

(a) In respect of any returns, replacements, recalls, retrofits, and/or warranty claims occurring in the ordinary course of business related to products designed, manufactured, assembled, sold or delivered, or services provided by Seller or any of Seller’s predecessors at any time, Buyer shall service such claims to the extent set forth under the applicable Assumed Contract at Buyer’s sole cost and expense.

(b) In respect of any returns, replacements, recalls, retrofits, and/or warranty claims not occurring in the ordinary course of business or product liability or design defect claims related to products designed, manufactured, assembled, sold or delivered, or services provided by Seller or any of Seller’s predecessors at any time prior to Closing, Buyer shall service such claims to the extent set forth under the applicable Assumed Contract; provided however that Seller and Shareholder shall be solely and jointly and severally liable for (i) all costs and expenses (including without limitation, materials, labor, shipping, and reasonable attorneys’ fees) of Buyer in servicing such claims, and (ii) any and all such claims related to the operations of the Business prior to Closing which may be resolved solely by financial remuneration.

Section 5.9 Unused Lease Space Payments.

In consideration of Buyer’s assumption of the Assumed Leases, which Assumed Leases pertain in part to excess space in Building 1 beyond that required for Buyer’s currently anticipated operation of the Business, Shareholder shall pay to Buyer the amount of $2,119,694 (the “Unused Space Amount”), which Unused Space Amount shall be payable in (i) one initial installment of $308,192 on January 10, 2022 and (ii) seven (7) equal quarterly installments of $258,786 on April 1, 2022, July 1, 2022, October 1, 2022, January 1, 2023, April 1, 2023, July 1, 2023, and October 1, 2023. For clarity, the initial installment has been adjusted to reflect Seller’s payment of the January rent for Buildings 1 and 3 in their entirety.

Section 5.10 Matters for Updates.

Seller and Shareholder shall provide to Buyer regular updates for the matters set forth on Schedule 5.10 on at least a monthly basis, and otherwise upon Buyer’s reasonable request. Shareholder and Seller shall not enter into any settlement related to the matters set forth on Schedule 5.10 that would affect Buyer’s ability to utilize the intellectual property, or make, use and sell the products identified therein, without the prior written approval of Buyer (with such approval not to be unreasonably withheld).

ARTICLE VI

INDEMNIFICATION

Section 6.1 Survival of Representations and Warranties.

All representations and warranties of the parties contained in this Agreement shall survive the Closing until the fifteen (15) month anniversary of the Closing Date; provided, however, (a) representations and warranties that are the basis for claims asserted under this Agreement prior to the expiration of such applicable time periods shall also survive until the final resolution of those claims; and (b) the Fundamental Representations shall survive the Closing without limitation. Covenants and agreements contained in this Agreement shall survive the Closing in accordance with their terms. Notwithstanding anything to the contrary in this Agreement, the survival periods set forth in this Section 6.1 shall not affect or otherwise limit any claim made or available under the R&W Policy or any claim relating to Fraud.

Section 6.2 Indemnification by Buyer.

Subject to the limitations set forth in this Article VI, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates, each of their respective shareholders, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by any of the Seller Indemnified Parties in connection with or arising from:

(a) any breach by Buyer of its covenants and agreements contained herein, including without limitation Buyer’s obligations related to the Purchased Assets and Assumed Liabilities; or

(b) any breach by Buyer of its representations and warranties contained herein.

Any payment made pursuant to this Section 6.2 shall be treated by Seller and Buyer as an adjustment to the Purchase Price, and Seller and Buyer agree not to take any position inconsistent therewith for any purpose.

Section 6.3 Indemnification by Seller and Shareholder.

Subject to the limitations set forth in this Article VI, from and after the Closing, Seller and Shareholder, jointly and severally, shall indemnify and hold harmless Buyer and its Affiliates, each of their respective shareholders, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred by any of the Buyer Indemnified Parties in connection with or arising from:

(a) any breach by Seller or Shareholder of their covenants and agreements contained herein;

(b) any breach by Seller or Shareholder of their representations and warranties contained herein (provided, that any inaccuracy in or breach of any representation or warranty shall be determined without regard to any qualifications therein referring to “material”, “materiality”, “Material Adverse Effect”, “Effect”, or any other qualifications of similar import or effect); or

(c) the Excluded Assets or the Excluded Liabilities; or

(d) any and all Liabilities related to the matters set forth on Schedule 6.3(d).

Section 6.4 Limitations on Indemnification.

(a) Notwithstanding the foregoing, except in connection with a breach by Seller of any of the representations or warranties contained in Sections 3.1 (Organization; Authorization; Etc.), 3.4 (Title to Purchased Assets), and 3.27 (Brokers, Finders, Etc.) (the “Fundamental Representations”) and except in the case of Fraud by Seller, (A) Seller shall not be required to indemnify the Buyer Indemnified Parties pursuant to Section 6.3(b) until the aggregate Losses indemnifiable pursuant to Section 6.3(b) exceed $350,000 in the aggregate (the “Seller Threshold Amount”), at which point the Buyer Indemnified Parties shall be entitled to recover the entire amount of such Losses from the first dollar up to the policy limit under the R&W Policy. Except as specifically set forth in this Article VI, the maximum amount that the Buyer Indemnified Parties may recover from an Indemnifying Party for Losses pursuant to the indemnity set forth in Section 6.3(b) (other than claims for Fraud or in connection with a breach by Seller of any Fundamental Representation) shall be limited to the policy limit under the R&W Policy and the maximum amount that the Buyer Indemnified Parties may recover from an Indemnifying Party for Losses pursuant to the indemnity set forth in Section 6.3(a) (other than claims for Fraud) shall be limited, in the aggregate, to a dollar amount equal to the portion of the Purchase Price actually received by such Indemnifying Party pursuant to this Agreement, including any amounts withheld by Buyer in accordance with this Agreement in respect of Taxes or otherwise.

(b) Any payment made pursuant to this Section 6.4 shall be treated by Seller and Buyer as an adjustment to the Purchase Price, and Seller and Buyer agree not to take any position inconsistent therewith for any purpose.

(c) Any amounts owing to any Buyer Indemnified Party pursuant to Section 6.3(b) in excess of the Seller Threshold Amount shall be recovered (except in the case of Fraud which amounts owing may be recovered directly from Seller or Shareholder): (A) first, from Seller and the Shareholder directly, up to the retention amount under the R&W Policy, which amounts payable pursuant to this clause (A) by Seller and Shareholder shall not exceed $350,000 in the aggregate, and (B) second, from the R&W Policy, until the coverage thereunder has been exhausted. All claims of the Buyer Indemnified Parties pursuant to Section 6.3(a), 6.3(c) and 6.3(d) shall be recovered from Seller and Shareholder directly. Notwithstanding anything herein to the contrary, except in the case of Fraud or in connection with a breach by Seller or Shareholder of any of the Fundamental Representations, in no event will Seller or Shareholder’s Liability under this Agreement pursuant to Section 6.3(b) exceed, in the aggregate, an amount equal to the retention under the R&W Policy. Buyer acknowledges and agrees that the provisions of this Section 6.4(c) shall apply regardless of whether (i) Buyer obtains or maintains the R&W Policy, (ii) the R&W Policy is revoked, cancelled or modified in any manner after issuance or (iii) a Buyer Indemnified Party makes a claim under the R&W Policy and such claim is denied in whole or in part; provided, however, that, nothing in this Article VI shall limit the Liability of an Indemnifying Party in connection with a claim based on Fraud. Notwithstanding anything herein to the contrary, in the event any amounts are owing directly from Seller or Shareholder to a Buyer Indemnified Party hereunder, Buyer Indemnified Party may setoff such amounts against any Revenue Milestone Payments, the Revenue Milestone Payments Buyout Amount, and/or the Unused Space Amount.

(d) Except in connection with claims based on Fraud, rights under the Ancillary Agreement, and the rights of Buyer to seek recovery under the R&W Policy, the indemnification rights set forth in this Article VI shall be the sole and exclusive remedy of the Indemnified Parties from and after the Closing for any claims arising under this Agreement, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement or in any certificate or instrument delivered in connection herewith; provided, however, that this Section 6.4 shall not be deemed a waiver by any party of any right to specific performance or injunctive relief or other non-monetary equitable remedies.

(e) The amount of any Losses that are subject to indemnification under this Article VI shall be calculated net of the amount of any insurance proceeds actually received by the Indemnified Parties in respect of such Losses or any of the events or circumstances giving rise or otherwise related to such Losses (net of any costs or expenses incurred in obtaining such insurance, including any increases in insurance premiums resulting from any insurance recovery) and the Indemnified Parties shall use commercially reasonable efforts to seek full recovery under any applicable insurance policies that might be applicable to such Losses. In the event that any insurance is actually received by any Indemnified Party with respect to any Losses for which such Indemnified Party has been indemnified hereunder, then a refund equal to the net aggregate amount of the recovery (after taking into account of any costs or expenses incurred in obtaining such insurance, including any increases in insurance premiums resulting from any insurance recovery) shall be made promptly to the Indemnifying Parties.

(f) No Indemnified Party shall be entitled to recover Losses relating to any matter arising under one provision of this Agreement to the extent that such Indemnified Party has recovered Losses in respect of the same such matter under another provision of this Agreement. In no event shall any Indemnified Party be entitled to seek or receive indemnification for the same Losses more than once under this Article VI even if a claim for indemnification in respect of such Losses has been made as a result of a breach of more than one representation, warranty, covenant or agreement contained in this Agreement.

(g) Upon discovery of any matter for which an Indemnified Party is, or may be, entitled to indemnification pursuant to this Agreement, such Indemnified Party shall use commercially reasonable efforts to mitigate its Losses in connection with such matter.

Section 6.5 Third-Party Claims.

Promptly after receipt by a Seller Indemnified Party or a Buyer Indemnified Party (an “Indemnified Party”) of notice of any matter or the commencement of any Action by a third party in respect of which the Indemnified Party will seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party shall notify each Person that is obligated to provide such indemnification (an “Indemnifying Party”) thereof in writing but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, provided, that within fifteen (15) days after receipt of such written notice the Indemnifying Party confirms in writing its responsibility therefore and demonstrates to the reasonable satisfaction of the Indemnified Party its financial capability to undertake the defense and provide indemnification with respect to such Third-Party Claim, to assume control of such defense with counsel reasonably satisfactory to such Indemnified Party; provided, however, that:

(a) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such matter or claim;

(b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third-Party Claim or ceasing to defend against such matter or claim (with such approval not to be unreasonably conditioned, withheld or delayed);

(c) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full and complete release from all liability in respect of such Third-Party Claim; and

(d) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third-Party Claim to the extent the matter or claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.

After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim and proof of its financial responsibility as provided in this Section 6.5, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall be liable for such legal expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances. If the Indemnifying Party does not assume control of the defense of such Third-Party Claim as provided in this Section 6.5, the Indemnified Party shall have the right to defend such Third-Party Claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Article VI. The reimbursement of fees, costs and expenses required by this Article VI shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred. For the avoidance of doubt, the provisions of this Section 6.5 (other than the notice provisions in the first sentence) shall not apply with respect to any Action for Taxes imposed on Seller or any of its Affiliates, which shall be controlled by Seller in its sole discretion.

Section 6.6 Procedure for Other Claims.

An Indemnified Party wishing to assert a claim for indemnification under this Article VI that is not subject to Section 6.5 shall deliver to the Indemnifying Party a prompt written notice (a “Claim Notice”) which contains (a) a description of the amount (or if the amount is unknown, an estimate of the amount) (the “Claimed Amount”) of any Losses incurred by the Indemnified Party, (b) a statement that the Indemnified Party has incurred Losses or anticipates that it will incur Losses for which such Indemnified Party is entitled to indemnification under this Article VI, (c) a statement that the Indemnified Party is entitled to indemnification under this Article VI and a reasonable explanation of the basis therefor (including the nature of the breach of representation or warranty, breach of covenant or agreement, or other matter to which each such claim is related), and (d) a demand for payment in the amount of such Losses. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (i) agree that it is responsible for the claim under the Claim Notice and that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such amount shall be paid to the Indemnified Party promptly upon delivery of such written response); provided, however, that payment of the Claimed Amount shall not be deemed full satisfaction of the claim if the Claimed Amount was an estimate of the amount of Losses incurred by the Indemnified Party in connection therewith, or (ii) contest that the Indemnified Party is entitled to receive the Claimed Amount in whole or in part; provided, that if the Indemnifying Party fails to deliver a written response to a Claim Notice within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed that it is responsible for the claim under the Claim Notice and that the Indemnified Party is entitled to receive all of the Claimed Amount in accordance with (i) above. If the Indemnifying Party in its response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with the provisions of this Agreement; provided, that the uncontested part of the Claimed Amount shall be paid to the Indemnified Party promptly upon delivery of such written response.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Entire Agreement.

This Agreement (including all Exhibits, Schedules or other attachments hereto) and the Ancillary Agreements constitute the complete and exclusive statement of the terms of the agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, promises, and arrangements, oral or written, among the parties with respect to the subject matter hereof and thereof.

Section 7.2 Amendment.

This Agreement may be amended or modified only by an instrument in writing signed by each of the parties.

Section 7.3 Third Parties.

Except as otherwise expressly provided under this Agreement, nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any Person other than the parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.

Section 7.4 Expenses.

Except as otherwise expressly provided in this Agreement, each party shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

Section 7.5 Notices.

All notices, consents, waivers and other communications required or permitted to be given hereunder shall be in writing and may be delivered by hand, by electronic transmission in .pdf format or similar format, by a nationally recognized private courier, or by the United States mail. Notices delivered by mail shall be deemed given on the third (3rd) Business Day after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand shall be deemed delivered when actually delivered. Notices given by a nationally recognized private courier shall be deemed delivered on the date delivery is promised by the courier. Notices given by electronic transmission shall be deemed given on the date of transmission if transmitted during normal business hours of the recipient, and on the first (1st) Business Day following transmission if transmitted after normal business hours of the recipient. All notices shall be addressed as follows:

If to Seller:

Intevac Photonics, Inc.

3560 Basset Street

Santa Clara, CA 95054

Attn: James Moniz, CFO

Email: jmoniz@intevac.com

with a mandatory copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attn: Melissa Hollatz

Email: mhollatz@wsgr.com

If to Buyer:

EOTECH, LLC

2145 Crooks Rd., Ste. 210

Troy, MI 48084

Attn: Joseph Caradonna

Email: joe@crscompanies.com

with a mandatory copy to:

Bodman PLC

201 West Big Beaver Rd, Suite 500

Troy, Michigan 48084

Attn: Stephen P. Dunn

Email: sdunn@bodmanlaw.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 7.5.

Section 7.6 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that no party shall assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party except that (a) Buyer may transfer or assign any or all of its rights and obligations hereunder to one or more Affiliates of Buyer without the consent of any other party and (b) Buyer may grant, mortgage, pledge, assign and hypothecate to its secured lender(s), a continuing security interest in and lien upon all of Buyer’s right, title and interest in, to and under this Agreement so long as Buyer remains liable hereunder. In the case of such a transfer or assignment to one or more Affiliates of Buyer, such Affiliate(s) shall be the “Buyer” for all purposes hereunder. Any purported assignment of rights or delegation of obligations in violation of this Section 7.6, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or otherwise, is void.

Section 7.7 Construction.

Captions, titles and headings to articles, sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. All references in this Agreement to “Article” or “Section” refer to the corresponding articles or sections of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections or subparagraphs thereof. All references in this Agreement to “Schedule” or “Exhibit” refer to the corresponding Schedules or Exhibits to this Agreement unless otherwise stated. All references in this Agreement to a “party” or “parties” refer to the parties signing this Agreement unless the context otherwise specifically requires. All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms. Nouns and pronouns will be deemed to refer to the masculine, feminine or neuter, singular and plural, as the identity of the Person or Persons may in the context require. As used in this Agreement, the words “including” and “include” are intended by the parties to be by way of example rather than limitation.

Section 7.8 Cumulative Remedies.

Except as otherwise expressly provided in this Agreement, the rights and remedies of the parties under this Agreement are cumulative and not alternative and are in addition to any other right or remedy set forth in any other agreement between the parties, or that may now or subsequently exist at law or in equity, by statute or otherwise.

Section 7.9 Waiver.

Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 7.10 Severability.

In the event that a court or arbitral body of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by Law. To the extent permitted by applicable Law, each party waives any provision of Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

Section 7.11 Representation of Parties.

The parties acknowledge that they have been represented by competent counsel of their own choice and that this Agreement has been the product of negotiation between them. Accordingly, the parties agree that in the event of any ambiguity in any provision of this Agreement, this Agreement shall not be construed against a party regardless of which party was responsible for the drafting thereof.

Section 7.12 Time of the Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 7.13 Execution of Agreement.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the parties and delivered to the other party. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by other electronic means shall be deemed to be their original signatures for all purposes.

Section 7.14 Governing Law; Jurisdiction; Venue.

(a) This Agreement and the Ancillary Agreements shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

(b) Seller, Shareholder and Buyer irrevocably submits to the jurisdiction of the Courts of the State of Delaware located in New Castle County, Delaware and the United States District Court for the District of Delaware in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such state or federal court. Seller, Shareholder and Buyer hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, to the fullest extent permitted by Law, that a final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that Seller, Shareholder or Buyer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Seller, Shareholder and Buyer hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Asset Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“SELLER”

INTEVAC PHOTONICS, INC., a Delaware corporation

By:	/s/ Wendell Blonigan
Name:	Wendell Blonigan
Title:	President

“SHAREHOLDER”

INTEVAC, INC., a Delaware corporation

By:	/s/ Wendell Blonigan
Name:	Wendell Blonigan
Title:	President and Chief Executive Officer

“BUYER”

EOTECH, LLC, a Michigan limited liability company

By:	/s/ Joseph L. Caradonna
Name:	Joseph L. Caradonna
Title:	Manager